UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 12, 2019

TECH DATA CORPORATION

(Exact name of registrant as specified in its charter)

Florida	0-14625	59-1578329
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

5350 Tech Data Drive

Clearwater, Florida, 33760

(Address of principal executive offices)

727-539-7429

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange which registered
Common stock, par value $.0015 per share	TECD	NASDAQ Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On November 12, 2019, Tech Data Corporation, a Florida corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Tiger Midco, LLC, a Delaware limited liability company (“Parent”), and Tiger Merger Sub Co., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of certain funds (the “Apollo Funds”) managed by affiliates of Apollo Global Management, Inc..

The Company’s Board of Directors (the “Board”) has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, declared it advisable to enter into the Merger Agreement, approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and, on the terms and subject to the conditions set forth in the Merger Agreement, resolved to recommend that the Company’s stockholders adopt the Merger Agreement.

As a result of the Merger, each share of common stock, par value $0.0015 per share, of the Company (“Common Stock”) outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares of Common Stock held by Parent, Merger Sub or the Company (including treasury shares) at the Effective Time) will, at the Effective Time, automatically be converted into the right to receive $130.00 in cash, without interest, subject to applicable withholding taxes (the “Merger Consideration”).

Pursuant to the Merger Agreement, as of the Effective Time, each Company RSU Award (as defined in the Merger Agreement) will vest at closing and be cancelled and converted into the right to receive an amount in cash equal to the Merger Consideration for each share of Common Stock subject to such Company RSU Award immediately prior to the Effective Time (less applicable withholding taxes). Each Company PRSU Award (as defined in the Merger Agreement) will, at closing, be cancelled and converted into the right to receive an amount in cash equal to the Merger Consideration for each share of Common Stock subject to such Company PRSU Award immediately prior to the Effective Time (less applicable withholding taxes), with the number of shares of Common Stock subject to each such Company PRSU Award determined as follows: (A) with respect to each Company PRSU Award granted for the performance period commencing with the Company’s fiscal year 2019, the number of shares of Company Common Stock subject to such Company PRSU Award immediately prior to the Effective Time shall equal 110% of the Total Shares Granted as such term is used in the applicable PRSU Award (the “Total Shares Granted”), (B) with respect to each Company PRSU Award granted for the performance period commencing with the Company’s fiscal year 2018, the number of shares of Company Common Stock subject to such Company PRSU Award immediately prior to the Effective Time shall equal 130% of the Total Shares Granted, and (C) with respect to each Company PRSU Award granted for the performance period commencing with the Company’s fiscal year 2017, the number of shares of Company Common Stock subject to such Company PRSU Award immediately prior to the Effective Time shall equal 110% of the Total Shares Granted.

If the Merger is consummated, the Company’s Common Stock will be delisted from the NASDAQ Stock Market and deregistered under the Securities Exchange Act of 1934 (the “Exchange Act”).

Conditions to the Merger and Closing

Completion of the Merger is subject to customary closing conditions, including (1) the adoption of the Merger Agreement by a majority of the holders of the outstanding shares of Common Stock, (2) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the approval of the Merger under the antitrust and foreign investment laws of other specified jurisdictions, (3) no Company Material Adverse Effect (as defined in the Merger Agreement) having occurred since the date of the Merger Agreement and (4) other customary closing conditions. The parties expect the transaction to close in the first half of 2020, subject to the receipt of regulatory and stockholder approvals. The completion of the Merger is not subject to a financing condition.

Go Shop; No Solicitation

During the period from November 12, 2019 and continuing until 11:59 p.m. (New York time) on December 9, 2019 (the “Go Shop Period”), the Company has the right to, among other things, (1) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or offer that would constitute, or would reasonably be expected to lead to, an alternative acquisition proposal and (2) provide information (including nonpublic information and data) relating to the Company and afford access to the business properties, assets, books, records or other nonpublic information, or to any personnel of the Company to a party pursuant to an acceptable confidentiality agreement.

From and after December 10, 2019, the Company must comply with customary non-solicitation restrictions.

Subject to certain customary “fiduciary out” exceptions, the Board is required to recommend that the Company’s stockholders adopt the Merger Agreement. The Board may not change its recommendation, adopt an alternative acquisition proposal, or fail to recommend the transaction within five business days of Parent’s written request (“Change of Recommendation”). However, the Company may, before the Company Stockholder Approval (as defined in the Merger Agreement) is obtained, make a Change of Recommendation in connection with a Company Superior Proposal or Intervening Event (each, as defined the Merger Agreement) if the Company complies with certain notice and other requirements set forth in the Merger Agreement, including the payment of the applicable Company Termination Fee (as defined in the Merger Agreement).

Termination and Fees

Either the Company or Parent may terminate the Merger Agreement in certain circumstances, including if (1) the Merger is not completed by August 12, 2020, subject to certain limitations (in each case as set forth in the Merger Agreement), (2) the Company’s stockholders fail to adopt the Merger Agreement, (3) a governmental authority of competent jurisdiction has issued a final non-appealable governmental order prohibiting the Merger and (4) the other party materially breaches its representations, warranties or covenants in the Merger Agreement, subject in certain cases, to the right of the breaching party to cure the breach. Parent and the Company may also terminate the Merger Agreement by mutual written consent.

The Company is also entitled to terminate the Merger Agreement, and receive a termination fee of $283,260,000 from Parent if (1) Merger Sub fails to consummate the Merger following the completion of a marketing period for Parent’s debt financing and satisfaction or waiver of certain closing conditions or (2) if Parent or Merger Sub otherwise breaches its obligations under the Merger Agreement such that conditions to the consummation of the Merger cannot be satisfied and such breach is the primary reason for the failure of the Closing to be consummated.

If the Merger Agreement is terminated because (1) before receipt of the Company Stockholder Approval, the Board makes a Change of Recommendation or the Company willfully and materially breaches its non-solicit covenant, (2) the Company accepts a Company Superior Proposal, or (3) the Merger has not closed by August 12, 2020 and (a) an acquirer publicly announced an alternative acquisition proposal after the date of the Merger Agreement and it is not withdrawn before the approval of the transaction and (b) the Company enters into a definitive agreement with respect to any competing transaction or completes a competing transaction, within twelve (12) months of termination, the termination fee payable by the Company to Parent will be $165,235,000; provided that a lower fee of $80,257,000 will apply with respect to a termination before December 10, 2019 to accept a Company Superior Proposal.

Other Terms of the Merger Agreement

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants to conduct its business in all material respects in the ordinary course consistent with past practice during the period between the date of the Merger Agreement and the Closing (as defined in the Merger Agreement) and to not engage in specified types of transactions during this period, subject to certain exceptions. The parties have agreed to use reasonable best efforts to take all actions necessary to consummate the Merger, including cooperating to obtain antitrust clearance under the HSR Act and other applicable competition laws and defending against any lawsuits challenging the Merger.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent and Merger Sub and the transactions contemplated by the Merger Agreement that will be contained in or attached as an annex to the Proxy Statement that the Company will file in connection with the transactions contemplated by the Merger Agreement, as well as in the other filings that the Company will make with the U.S. Securities and Exchange Commission.

Financing

Parent has obtained equity financing and debt financing commitments for the purpose of financing the transactions contemplated by the Merger Agreement, repaying or refinancing certain existing indebtedness of the Company and its subsidiaries, and paying related fees and expenses. The Apollo Funds have committed to capitalize Parent at Closing with an aggregate equity contribution equal to $3,200,000,000 on the terms and subject to the conditions set forth in an equity commitment letter. In addition, the Apollo Funds have committed to pay the termination fee payable by Parent under certain circumstances along with certain termination fees and expenses, as well as certain reimbursement obligations that may be owed by Parent pursuant to the Merger Agreement, subject to the terms and conditions set forth in a limited guarantee and the Merger Agreement.

Certain financial institutions have agreed to provide Parent with committed debt financing in an aggregate principal amount of up to $5,000,000,000, on the terms and subject to the conditions set forth in a debt commitment letter. The obligations of such financial institutions to provide debt financing under the debt commitment letter are subject to a number of customary conditions.

Item 7.01	Regulation FD Disclosure

On November 13, 2019, the Company issued a press release announcing the entry into the Merger Agreement. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated in this Item 7.01 by reference herein.

This information that is furnished shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. The information and exhibits in this Current Report on Form 8-K shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Additional Information and Where to Find It

The Company will file with the U.S. Securities and Exchange Commission (“SEC”) and mail to its stockholders a proxy statement in connection with the proposed Merger. The Company urges its stockholders to read the proxy statement when it becomes available because it will contain important information regarding the proposed merger. You may obtain a free copy of the proxy statement (when available) and other related documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. You also may obtain the proxy statement (when available) and other documents filed by the Company with the SEC relating to the proposed merger for free by accessing the Company’s website at www.techdata.com via the “SEC Filings” page, by clicking on the link for “About”, and then clicking on the link for “Investor Relations” and selecting “Financials”.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed Merger. Information regarding the interests of these directors and executive officers in the proposed Merger will be included in the proxy statement when it is filed with the SEC. You may find additional information about the Company’s directors and executive officers in the Company’s proxy statement for its 2019 Annual Meeting of Shareholders, which was filed with the SEC on April 25, 2019. You can obtain free copies of these documents from the Company using the contact information above.

Cautions Regarding Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are often identified by words such as “anticipate,” “approximate,” “believe,” “commit,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “outlook,” “plan,” “project,” “potential,” “should,” “would,” “will,” and other similar words or expressions.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results, performance, or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. Risks and uncertainties related to the proposed transactions include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure of the parties to satisfy conditions to completion of the proposed merger, including the failure of the Company’s stockholders to approve the proposed merger or the failure of the parties to obtain required regulatory approvals; the risk that regulatory or other approvals are delayed or are subject to terms and conditions that are not anticipated; and the risks, uncertainties, and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed or furnished with the SEC.

Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following materials are attached as exhibits to this Current Report on Form 8-K:

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of November 12, 2019, by and among Tech Data Corporation, Tiger Midco, LLC and Tiger Merger Sub Co.

99.1	Press Release

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tech Data Corporation
(Registrant)

Date: November 13, 2019	/s/ Charles V. Dannewitz
Charles V. Dannewitz
Executive Vice President, & Chief Financial Officer

Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

among

TECH DATA CORPORATION,

TIGER MIDCO, LLC

and

TIGER MERGER SUB CO.

Dated as of November 12, 2019

TABLE OF CONTENTS

Article I DEFINITIONS		1
1.1	Definitions	1

Article II MERGER		15
2.1	Merger	15
2.2	Closing	15
2.3	Effective Time	16
2.4	Effects of the Merger	16
2.5	Certificate of Incorporation and Bylaws	16
2.6	Directors and Officers	16

Article III MERGER		16
3.1	Treatment of Common Stock and Company Equity Awards	16
3.2	Exchange of Common Stock and Paying Fund	18

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		20
4.1	Due Incorporation; Capitalization; Indebtedness	21
4.2	Due Authorization	23
4.3	Consents and Approvals; No Violations	24
4.4	Financial Statements; Internal Controls and Procedures	24
4.5	Company Information	26
4.6	No Undisclosed Liabilities	26
4.7	Title to Assets	26
4.8	Intellectual Property	26
4.9	Contracts	28
4.10	Insurance	30
4.11	Employees and Employee Benefit Plans	30
4.12	Taxes	32
4.13	Litigation	34
4.14	Compliance with Laws; Permits	34
4.15	Environmental Matters	35
4.16	Absence of Changes	36
4.17	Real Property	36
4.18	Brokers and Finders	36
4.19	Opinions of Financial Advisor	36
4.20	Affiliate Transactions	36
4.21	No Additional Representations	37

Article V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		37
5.1	Due Incorporation; Capitalization	37
5.2	Due Authorization	38
5.3	Consents and Approvals; No Violations	38
5.4	Merger Sub	38
5.5	Litigation	38
5.6	Compliance with Laws	39
5.7	Parent and Merger Sub Information	39
5.8	Financing; Solvency	39
5.9	Limited Guarantee	41
5.10	Certain Arrangements	41
5.11	Ownership of Common Stock	41
5.12	Brokers and Finders	41
5.13	Investigation; No Other Representations	42

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Article VI COVENANTS AND AGREEMENTS		42
6.1	Access to Information, Employees and Facilities	42
6.2	Conduct of Business	43
6.3	Obligations of Merger Sub	47
6.4	Go-Shop; No Solicitation	47
6.5	Proxy Statement; Company Stockholders Meeting	51
6.6	Efforts	52
6.7	Employee Matters	54
6.8	Public Announcements	56
6.9	Indemnification and Insurance	56
6.10	Exchange Delisting; Listing	58
6.11	Transaction Litigation	58
6.12	Rule 16b-3	58
6.13	Takeover Law	58
6.14	Payoff and Termination of Securitization Facility	58
6.15	Financing	59
6.16	Resignations	66
6.17	Treatment of Existing Notes	66

Article VII CONDITIONS PRECEDENT TO THE MERGER		68
7.1	Conditions to Each Party’s Obligations	68
7.2	Conditions to Obligations of Parent and Merger Sub	68
7.3	Conditions to Obligations of the Company	69

Article VIII TERMINATION		70
8.1	Termination	70
8.2	Expenses; Transfer Taxes	71
8.3	Effect of Termination	71

Article IX MISCELLANEOUS		74
9.1	Nonsurvival of Representations and Warranties	74
9.2	Amendment; Waiver	74
9.3	Notices	75
9.4	Counterparts	76
9.5	Interpretation	76
9.6	Specific Performance	76
9.7	Governing Law; Jurisdiction	77
9.8	WAIVER OF JURY TRIAL	78
9.9	Binding Agreement	79
9.10	Entire Understanding	79
9.11	Assignment	79
9.12	Third Party Beneficiaries	79
9.13	Non-Recourse	79
9.14	Further Assurances	80
9.15	Severability	80
9.16	Construction	80

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made as of November 12, 2019, by and among Tech Data Corporation, a Florida corporation (the “Company”), Tiger Midco, LLC, a Delaware limited liability company (“Parent”), and Tiger Merger Sub Co., a Delaware corporation (“Merger Sub”). Certain capitalized terms used herein are defined in Article I.

WITNESSETH:

WHEREAS, Parent desires to acquire the Company, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) adopted this Agreement, and determined that this Agreement and the transactions contemplated herein (the “Transactions”) are advisable and fair to, and in the best interests of, the Company and its stockholders; (b) declared it advisable to enter into this Agreement; (c) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions; and (d) resolved to recommend and submit this Agreement for approval by the stockholders of the Company adopt this Agreement, in each case, on the terms and subject to the conditions of this Agreement;

WHEREAS, in furtherance of the foregoing, Merger Sub will, in accordance with the DGCL and the FBCA (as defined below) and on the terms and subject to the conditions set forth in this Agreement, merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and as a direct wholly-owned subsidiary of Parent (the “Surviving Corporation”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Apollo Investment Fund IX, L.P., Apollo Overseas Partners (Delaware) IX, L.P., Apollo Overseas Partners (Delaware 892) IX, L.P., Apollo Overseas Partners IX, L.P. and Apollo Overseas Partners (Lux) IX, SCSp (collectively, the “Guarantors”) is entering into a limited guarantee in respect of the Parent Termination Fee and the Termination Expenses and Interest (the “Limited Guarantee”);

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions. The following terms shall have the following meanings for purposes of this Agreement:

“3.700% Global Security” shall have the meaning set forth in Section 6.17.

“4.950% Global Security” shall have the meaning set forth in Section 6.17.

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement on terms that, with respect to confidentiality and use, taken as a whole, are no less restrictive to the Company’s counterparty thereto to those contained in the Confidentiality Agreement, and except for such changes necessary in order for the Company to comply with its obligations under this Agreement, and that does not contain any expense reimbursement or any other similar reimbursement obligations.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. For purposes of this Agreement, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract, management control, or otherwise. “Controlled” and “Controlling” shall be construed accordingly. In no event shall a portfolio company (other than Parent or Merger Sub) or investment fund, in either case, affiliated with Parent or the Guarantors be considered to be an Affiliate of the Company or any of its Subsidiaries or of Parent or Merger Sub.

“Affiliate Contract” shall have the meaning set forth in Section 4.20.

“Agreement” shall mean this Agreement, including the Company Disclosure Letter, the Parent Disclosure Letter and the annexes and exhibits hereto, as it and they may be amended from time to time.

“Articles of Incorporation” shall mean the amended and restated articles of incorporation of the Company, as amended from time to time.

“Assets” shall have the meaning set forth in Section 4.7.

“Authorization Letters” shall mean reasonable and customary authorization letters furnished in connection with the Debt Financing that consists of syndicated bank financing, which letters authorize the distribution of information to prospective lenders or investors and contain customary representations, including that the public side versions of such documents do not include material nonpublic information about the Company and its Subsidiaries or their respective securities and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing.

“Book-Entry Shares” shall mean shares of Common Stock which, immediately prior to the Effective Time, are not represented by Certificates but are represented in book-entry form.

“Bribery Legislation” shall mean any Law related to combating bribery and corruption, including legislation implementing the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions or the U.N. Convention Against Corruption including, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the U.K. Bribery Act 2010.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York or the State of Florida are authorized or required by Law or other action of a Governmental Authority to close.

“Bylaws” shall mean the bylaws of the Company (as approved in June 2014), as amended from time to time.

“Canceled Shares” shall have the meaning set forth in Section 3.1(b)(ii).

“Capitalization Date” shall have the meaning set forth in Section 4.1(c)(ii).

“Certificate” shall mean a stock certificate which, immediately prior to the Effective Time, represents shares of Common Stock.

“Change of Recommendation” shall have the meaning set forth in Section 6.4(e).

“Claim Expenses” shall mean reasonable and documented out-of-pocket attorneys’ fees and all other reasonable and documented out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, legal research, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in (including on appeal) any D&O Claim for which indemnification is authorized pursuant to Section 6.9, including any action relating to a claim for indemnification or advancement brought by a Covered Person.

“Closing” shall mean the consummation of the Transactions.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning set forth in Section 4.1(c)(i).

“Company” shall have the meaning set forth in the Preamble.

“Company Acquisition Agreement” shall have the meaning set forth in Section 6.4(e).

“Company Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other equity or equity-based incentive, compensation, severance, employment, consulting, change-in-control, retention, vacation, paid time off, fringe benefit, bonus, incentive, savings, retirement, deferred compensation, or other compensatory or benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA, (a) entered into, contributed to (or required to be contributed to), sponsored by or maintained by the Company or any of its Subsidiaries or (b) for which the Company or any of its Subsidiaries has any Liability (contingent or otherwise), other than a Multiemployer Plan.

“Company Board” shall have the meaning set forth in the Recitals.

“Company Disclosure Documents” shall have the meaning set forth in Section 4.5(a).

“Company Disclosure Letter” shall have the meaning set forth in the introductory language to Article IV.

“Company ESPP” shall mean the Company’s Employee Stock Purchase Plan.

“Company Equity Awards” shall mean, collectively, the Company RSU Awards and the Company PRSU Awards.

“Company Equity Plans” shall mean the Company’s 2018 Equity Incentive Plan and 2009 Equity Incentive Plan.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean any Effect that, individually or in the aggregate, has or would reasonably be expected to (a) have a material adverse effect on the business, operations or condition of the Company and its Subsidiaries taken as a whole, or (b) have a material adverse effect on the Company’s ability to consummate the Transactions in a timely manner; provided, however, that with respect to the preceding sub-clause (a), no Effects to the extent resulting or arising from the following shall be deemed to constitute or be taken into account in determining whether there has been, is, or would reasonably be expected to be, a Company Material Adverse Effect: (i) any changes or developments in domestic, foreign or global markets or domestic, foreign or global economic conditions generally, including (A) any changes or developments in or affecting the domestic or any foreign securities, equity, credit or financial markets or (B) any changes or developments in or affecting domestic or any foreign interest or exchange rates, (ii) changes in GAAP or any official interpretation thereof, (iii) changes in Law or any changes or developments in the official interpretation thereof by Governmental Authorities after the date hereof, (iv) changes in domestic, foreign or global political conditions (including the outbreak or escalation or worsening of war, hostilities, sabotage, military actions, acts of terrorism, cyber-attacks or computer hacking carried about by any Person affiliated with or related to any Governmental Authority, national emergency or similar events), including any material worsening of such conditions threatened or existing on the date of this Agreement, (v) changes or developments in the business or regulatory conditions generally affecting the industries in which the Company or any of its Subsidiaries operate, (vi) the announcement or the existence of this Agreement or the anticipated consummation of the transactions contemplated hereby (provided that this clause (vi) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement and the Transactions), (vii) weather conditions or other acts of God, (viii) a decline in the trading price or trading volume of the shares of Common Stock or any change in the credit ratings or ratings outlook for the Company or any of its Subsidiaries or any increase in credit default swap spreads with respect to the indebtedness of the Company or any of its Subsidiaries, or the availability or cost of equity, debt or other financing to Parent or Merger Sub (provided that the underlying causes thereof may be considered in determining whether a Company Material Adverse Effect has occurred if not otherwise excluded hereunder), (ix) the failure to meet any internal or analyst’s projections, guidance, budgets, expectations, forecasts or estimates (provided that the underlying causes thereof may be considered in determining whether a Company Material Adverse Effect has occurred if not otherwise excluded hereunder), (x) any action required to be taken or omitted by the Company or any of its Subsidiaries at the written request of Parent or any action or omission required by the terms of this Agreement to be taken or not taken by the Company or any of its Subsidiaries, (xi) any items disclosed in the Company Disclosure Letter and (xii) any actions or claims made or brought by any stockholders of the Company (on their behalf or on behalf of the Company) alleging (A) a breach of any fiduciary duty of any director of the Company, (B) any claim under federal securities Laws or (C) any claim similar to those described in clauses (A) and (B) under other applicable state or federal Law, in each case relating to the evaluation, negotiation or entry into or terms of the Merger Agreement, recommendation of the Transactions to the Company’s stockholders or consummation of the Transactions including, for the avoidance of doubt, any claim challenging the validity of, or seeking to enjoin the operation of, any provision of the Merger Agreement; except, with respect to clauses (i), (ii), (iii), (iv), (v) and (vii), to the extent that such impact is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to others in the industry or industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

“Company Material Contract” shall have the meaning set forth in Section 4.9(a).

“Company Registered Intellectual Property” shall mean Company Intellectual Property that is Registered Intellectual Property.

“Company Related Parties” shall have the meaning set forth in Section 8.3(g).

“Company PRSU Award” shall mean each performance-based restricted stock unit award in respect of shares of Common Stock.

“Company RSU Award” shall mean each restricted stock unit award in respect of shares of Common Stock, including, for the avoidance of doubt, hold-to-retirement restricted stock units.

“Company SEC Documents” shall have the meaning set forth in Section 4.4(a).

“Company Securities” shall have the meaning set forth in Section 4.1(c)(iii).

“Company Stockholder Approval” shall have the meaning set forth in Section 4.3.

“Company Stockholders Meeting” shall have the meaning set forth in Section 6.5(c).

“Company Superior Proposal” shall mean a bona fide, written Company Takeover Proposal (with references to twenty percent (20%) and eighty percent (80%) being deemed to be replaced with references to fifty percent (50%)) by a third party and that did not result from a breach by the Company of Section 6.4 (other than Section 6.4(a), and other than any breach that is both immaterial and unintentional), which the Company Board determines in good faith after consultation with the Company’s outside legal and financial advisors to be more favorable to the Company and its stockholders from a financial point of view than the Transactions and is reasonably likely to be consummated in accordance with its terms, in each case, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing, and/or regulatory approvals and likelihood of consummation) and this Agreement (and any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.4)).

“Company Takeover Proposal” shall mean any bona fide written offer, proposal or indication of interest that is not withdrawn from a Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of Persons (other than a proposal or offer by Parent or any Subsidiary of Parent) made after the date hereof relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (a) any acquisition or purchase by any Person or “group” of Persons, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person or “group” of Persons beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of Persons pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction (whether by voting power or number of shares) or (c) any sale, lease, exchange, transfer, license or other disposition to a Person or “group” of Persons of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries (measured by the fair market value thereof).

“Company Termination Fee” shall mean (a) if payable in connection with a valid termination of this Agreement by the Company pursuant to Section 8.1(d)(ii) prior to the No-Shop Period Start Date an amount equal to $80,257,000 and (b) if payable in any other circumstance, an amount equal to $165,235,000.

“Competition Law” shall mean any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

“Compliant” shall mean, with respect to the Required Financial Information, that (a) such Required Financial Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Financial Information not misleading in light of the circumstances in which made and (b) the financial statements and other financial information included in such Required Financial Information would not be deemed stale or otherwise unusable for purposes of syndicating the credit facilities contemplated by the Debt Commitment Letter (it being understood and agreed that “staleness” for this purpose shall be determined by reference to the time periods referenced in paragraph 3 of Exhibit C to the Debt Commitment Letter and shall apply to financial statements and financial information that comprises a portion of the Required Financial Information).

“Confidentiality Agreement” shall mean that certain non-disclosure agreement between Apollo Management IX, L.P. and the Company, dated as of October 11, 2019.

“Continuing Employee” shall have the meaning set forth in Section 6.7(a).

“Contract” shall mean any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation that is legally binding; provided that Contracts shall exclude statements of work, sales orders and purchase orders entered into in the ordinary course of business that do not contain any material terms other than pricing.

“Copyrights” shall have the meaning set forth in the definition of Intellectual Property.

“Covered Persons” shall have the meaning set forth in Section 6.9(a).

“Current ESPP Offering Periods” shall have the meaning set forth in Section 3.1(c)(iv).

“D&O Claim” shall mean any threatened, asserted, pending or completed claim, action, suit, proceeding, inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other Person, that any Covered Person in good faith believes might lead to the institution of any action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to a Covered Persons’ duties or service as a director or officer of the Company or the applicable Subsidiary thereof at or prior to the Effective Time (including with respect to any acts, facts, events or omissions occurring in connection with the approval of this Agreement and the Transactions, including the consideration and approval thereof and the process undertaken in connection therewith and any D&O Claim relating thereto).

“Data Security Requirements” shall mean all of the following, in each case to the extent relating to data privacy, protection, or security and applicable to the conduct of the business of the Company or any Company Subsidiary: (a) all applicable Laws and any related security breach notification requirements; (b) the Company’s and its Subsidiaries’ own respective rules, policies, and procedures; and (c) material Contracts to which the Company or any of its Subsidiaries is bound.

“Debt Commitment Letter” shall have the meaning set forth in Section 5.8(b).

“Debt Financing” shall have the meaning set forth in Section 5.8(b).

“Debt Offer” shall have the meaning set forth in Section 6.17.

“Debt Offer Documents” shall have the meaning set forth in Section 6.17.

“Designated Employee” shall mean any individual who is employed by the Company or one of its Subsidiaries on a full-time or part-time basis who (i) does not participate in any commission plan and earns an annual base salary together with cash target annual bonus in excess of $500,000 per year or (ii) participates in a commission plan and earns an annual base salary in excess of $300,000 per year.

“DGCL” shall mean the Delaware General Corporation Law, as amended from time to time.

“Effect” shall mean any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Enforceability Exceptions” shall have the meaning set forth in Section 4.2(c).

“Environmental Law” shall mean any applicable Law (a) relating to pollution or the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Materials or (b) that regulates, imposes liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or establishes standards of care with respect to any of the foregoing.

“Environmental Permits” shall mean any Permit required under any applicable Environmental Law.

“Equity Commitment Letter” shall have the meaning set forth in Section 5.8(a).

“Equity Financing” shall have the meaning set forth in Section 5.8(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliates” shall mean, with respect to any Person or any trade or business, whether or not incorporated, which, together with the Company or any of its Subsidiaries, is (or at any relevant time has been or would be) treated as a single employer under Section 414 of the Code.

“Ex-Im Laws” shall mean all applicable Laws and regulations related to the export, re-export, transfer, retransfer, deemed export, or import of goods, services, technology, software, software source code, or any other items, including but not limited to the U.S. Export Administration Regulations and the International Traffic in Arms Regulations, and the export controls of the European Union and its member states; all other applicable laws and regulations governing exports, imports, and customs, except to the extent inconsistent with U.S. law; and U.S. anti-boycott laws and regulations.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Information” shall have the meaning set forth in the definition of “Required Financial Information”.

“Existing Facility 3.700% Notes” shall have the meaning set forth in the definition of Section 6.17.

“Existing 4.950% Notes” shall have the meaning set forth in Section 6.17.

“Existing Credit Facilities” shall mean, collectively, (a) the Third Amended and Restated Revolving Credit Agreement, dated as of May 15, 2019, among the Company, certain subsidiaries of the Company from time to time party thereto, Bank of America, N.A., as administrative agent and the lenders from time to time party thereto and (b) the Term Loan Credit Agreement, dated as of August 2, 2019, among the Company, Mizuho Bank, Ltd., as administrative agent and the lenders from time to time party thereto, in each case as in effect from time to time.

“Existing Indenture” shall have the meaning set forth in Section 6.17.

“Existing Receivables Securitization Program” shall mean the Amended and Restated Transfer and Administration Agreement, dated as of August 8, 2017 among Tech Data Finance SPV, Inc., the Company and The Bank of Nova Scotia, as in effect from time to time.

“FBCA” shall mean the Florida Business Corporation Act (Chapter 607, Florida Statutes), as amended from time to time.

“FATA” shall mean the Foreign Acquisitions and Takeovers Act 1975 (Cth) and Foreign Acquisitions and Takeover Regulations 2015.

“Financing” shall have the meaning set forth in Section 5.8(b).

“Financing Conditions” shall have the meaning set forth in Section 5.8(c).

“Financing Letters” shall have the meaning set forth in Section 5.8(b).

“Financing Sources” shall mean the agents, arrangers and lenders that are parties to the Debt Commitment Letter, including the agents, arrangers and lenders party to any joinder agreements entered into in connection therewith, together with their respective affiliates and their and their respective affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective permitted successors and assigns.

“Fraud” shall mean knowing and intentional fraud or misrepresentation by a Party in the making of any written representation or warranty specified in this Agreement made with the intent to deceive or mislead and upon which the Party receiving such written representation or warranty justifiably relies.

“GAAP” shall mean U.S. generally accepted accounting principles, consistently applied.

“Global Security” shall have the meaning set forth in Section 6.17.

“Governmental Authority” shall mean any U.S., state, local or foreign government, any governmental, regulatory or administrative body, agency or authority, any court or judicial authority or arbitration tribunal (public or private), whether national, federal, state, provincial or local or otherwise, including any stock exchange, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable Law.

“Guarantors” shall have the meaning set forth in the Recitals.

“Hazardous Materials” means (a) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect, as such terms are defined under Environmental Laws, or (b) any petroleum, petroleum products or by-products, radioactive materials, asbestos, polychlorinated biphenyls, and radon gas.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Intellectual Property” shall mean any and all common law or statutory rights anywhere in the world arising under or associated with: (a) patents and patent applications (“Patents”); (b) trademarks, service marks, trade dress, trade names, logos, slogans, domain names, and other designations of origin (“Marks”); (c) copyrights (and any other equivalent rights in works of authorship (including rights in Software as a work of authorship)) (“Copyrights”); (d) trade secrets and industrial secrets, and rights in know-how and other confidential or proprietary business or technical information in each case that derive independent economic value from not being generally known (“Trade Secrets”); (e) rights in domain names, uniform resource locators, social media identifiers and other names and locators associated with Internet addresses and sites, and (f) other similar or equivalent intellectual property rights anywhere in the world.

“Interim Period” shall have the meaning set forth in Section 6.1(a).

“Intervening Event” shall mean an event, fact, circumstance, development or occurrence that is material to the Company and its Subsidiaries, taken as a whole, that (a) is not known to or reasonably foreseeable by the Company Board as of the date of this Agreement; (b) becomes known to or by the Company Board prior to obtaining the Company Stockholder Approval; and (c) does not relate to (i) a Company Takeover Proposal or any matter relating thereto or consequence thereof, (ii) any event, fact, circumstance, development or occurrence relating to Parent, Merger Sub or any of their respective Affiliates, (iii) changes in the market price or trading volume of the shares of Common Stock in and of themselves, or (iv) the fact, in and of itself, that the Company meets, exceeds, or fails to meet in any quantifiable respect, any internal or analyst’s projections, guidance, budgets, expectations, forecasts or estimates for any period.

“IRS” shall have the meaning set forth in Section 4.11(a).

“IT Assets” shall mean the computers, software and software platforms, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Company and its Subsidiaries that are required in connection with the operation of the business of the Company and its Subsidiaries.

“Knowledge of Parent” shall mean the actual knowledge of the individuals set forth on Section 1.1(a) of the Parent Disclosure Letter, in each case after reasonable inquiry of their direct reports.

“Knowledge of the Company” shall mean the actual knowledge of the individuals set forth on Section 1.1(a) of the Company Disclosure Letter, in each case after reasonable inquiry of their direct reports.

“Laws” shall have the meaning set forth in Section 4.14(a).

“Leased Real Property” shall mean real property which the Company or any of its Subsidiaries leases, subleases or occupies as tenant, subtenant or occupant pursuant to any Lease.

“Leases” shall mean leases, subleases or other occupancy agreements (together with any and all amendments and modifications thereto and any guarantees thereof).

“Liabilities” shall mean any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

“Liens” shall mean liens, encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, title defects, easements, rights-of-way, covenants, encroachments or other adverse claims of any kind with respect to a property or asset.

“Limited Guarantee” shall have the meaning set forth in the Recitals.

“Litigation” shall have the meaning set forth in Section 4.13.

“Marketing Period” shall mean the first period of fifteen (15) consecutive Business Days after the date of this Agreement (a) throughout and at the end of which Parent shall have the Required Financial Information and the Required Financial Information shall be Compliant (it being understood that if, after satisfaction of clause (b) below, the Company shall in good faith reasonably believe that it has provided the Required Financial Information and the Required Financial Information is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes the Required Financial Information was delivered), in which case, subject to the proviso below, the Company shall be deemed to have delivered the Required Financial Information to Parent on the date specified in that notice and so long as such notice was delivered within two (2) Business Days after the delivery of such Required Financial Information unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Financial Information or the Required Financial Information is not Compliant and, within two (2) Business Days after its receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information Parent in good faith reasonably believes the Company has not delivered or the reason for which the Required Financial Information is not Compliant)), (b) throughout and at the end of which the conditions set forth in Sections 7.1 and 7.2 are satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to such conditions being able to be satisfied at the Closing) and (c) nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 7.1 and 7.2 to fail to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to such conditions being able to be satisfied at the Closing), assuming that the Closing were scheduled for any time during such fifteen (15) consecutive Business Day period; provided, that (A) the Marketing Period shall end on any earlier date prior to the expiration of the fifteen (15) consecutive Business Day period described above if the Debt Financing is funded on such earlier date, (B) the Marketing Period will not commence and will not be deemed to have commenced if, on or prior to the completion of such fifteen (15) consecutive Business Day period, (w) the Company has publicly announced any intention to restate, or the Company or its independent auditors have determined that the Company must restate, any financial statements included in the Required Financial Information or any such restatement is under active consideration by the Company, in which case, the Marketing Period will be deemed not to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended or the Company has or its independent auditors have, as applicable, publicly announced or informed Parent that it has concluded that no restatement will be required, (x) the Company’s independent accountants shall have withdrawn their audit opinion with respect to any financial statements contained in the Required Financial Information for which they have provided an opinion, in which case the Marketing Period shall not commence or be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by the Company’s independent accountants, a “Big Four” or other nationally recognized independent public accounting firm or another independent public accounting firm reasonably acceptable to Parent, (y) any Required Financial Information would not be Compliant at any time during such fifteen (15) consecutive Business Day period or otherwise ceases to meet the requirements of “Required Financial Information”, in which case the Marketing Period shall not commence or be deemed to commence unless and until, at the earliest, such Required Financial Information is updated or supplemented so that it is Compliant and meets the definition of “Required Financial Information” (it being understood that if any Required Financial Information provided at the commencement of the Marketing Period ceases to be Compliant or meet the definition of “Required Financial Information” during such fifteen (15) consecutive Business Day period, then the Marketing Period shall be deemed not to have commenced) or (z) the Company has failed to file any report on Form 10-K, Form 10-Q or Form 8-K required to be filed with the SEC pursuant to the Exchange Act by the date required under the Exchange Act, in which case (i) in the case of a failure to file a Form 10-K or Form 10-Q, the Marketing Period will not commence or be deemed to commence unless and until such report has been filed and (ii) in the case of a failure to file a Form 8-K, the Marketing Period will be tolled until such report has been filed; provided that if the failure to file such report occurs during the final five Business Days of the Marketing Period, the Marketing Period will be extended so that the final day of the Marketing Period will be no earlier than the fifth (5th) Business Day after such report has been filed and (C) (i) November 27, 2019 through November 29, 2019 shall not constitute a Business Day for purposes of the Marketing Period and (ii) if the Marketing Period has not ended on or prior to December 23, 2019, then the Marketing Period shall commence no earlier than January 6, 2020.

“Marks” shall have the meaning set forth in the definition of Intellectual Property.

“Material Policy” shall have the meaning set forth in Section 4.10.

“Maximum Premium” shall have the meaning set forth in Section 6.9(c).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b)(i).

“Merger Filings” shall have the meaning set forth in Section 2.3.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“NASDAQ” shall have the meaning set forth in Section 4.3.

“No-Shop Period Start Date” shall have the meaning set forth in Section 6.4(a).

“Non-Party Affiliates” shall have the meaning set forth in Section 9.13.

“Notes” shall have the meaning set forth in Section 6.17.

“OFAC” shall have the meaning set forth in Section 4.14(d).

“Order” shall mean any award, judgment, injunction, determination, ordinance, consent, ruling, decree or order (whether temporary, preliminary or permanent) issued, adopted, granted, awarded or entered by any Governmental Authority of competent jurisdiction.

“Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments, restatements and supplements thereto.

“Owned Real Property” shall mean all real property owned by the Company or any of its Subsidiaries, together with all structures, facilities, improvements and fixtures presently or hereafter located thereon or attached thereto.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Disclosure Letter” shall have the meaning set forth in the introductory language to Article V.

“Parent Material Adverse Effect” shall mean, with respect to Parent and Merger Sub, any Effect that, individually or in the aggregate with all other Effects, would or would reasonably be expected to have a material adverse effect on Parent’s or Merger Sub’s ability to timely consummate the Transactions (including the payment of the Merger Consideration).

“Parent Related Party” shall have the meaning set forth in Section 8.3(h).

“Parent Termination Fee” shall have the meaning set forth in Section 8.3(d).

“Patents” shall have the meaning set forth in the definition of Intellectual Property.

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Payment Fund” shall have the meaning set forth in Section 3.2(a).

“Permit” shall mean any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Law.

“Permitted Liens” shall mean: (a) Liens for Taxes, assessments and governmental charges or levies (i) not yet delinquent or (ii) that are being contested in good faith through appropriate proceedings and for which adequate reserves are maintained on the consolidated financial statements included in the Company SEC Documents filed prior to the date hereof, in accordance with GAAP; (b) materialmen’s, warehouseman’s, mechanics’, carriers’, workmen’s and repairmen’s liens, any statutory Liens arising in the ordinary course of business by operation of applicable Law with respect to a liability that is not yet due or delinquent or being contested in good faith, and other similar liens arising in the ordinary course of business; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (e) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate; (f) all applicable zoning, entitlement, conservation restrictions, building and similar codes and regulations and other land use regulations, none of which materially detracts from the value of or materially and adversely interferes with the present use of, such real property; (g) Liens to be released at or prior to Closing; (h) Liens relating to intercompany borrowings among a person and its wholly owned subsidiaries; (i) Liens securing indebtedness or Liabilities that are reflected in the Company SEC Documents; and (j) any Liens set forth on Section 1.1(a) of the Company Disclosure Letter.

“Person” shall mean an individual, corporation, partnership, joint venture, trust, association, estate, joint stock company, limited liability company, Governmental Authority or any other organization or entity of any kind.

“Prohibited Financing Modifications” shall have the meaning set forth in Section 6.15(a).

“Proxy Statement” shall have the meaning set forth in Section 4.3.

“Recommendation” shall have the meaning set forth in Section 4.2(b).

“Redacted Fee Letter” shall mean a fee letter from a financing source in which the only redactions are fee amounts, “price flex” and other economic provisions that are customarily redacted in connection with merger agreements of this type; provided that, in each case, such redactions do not relate to any terms that would be reasonably likely to adversely affect the conditionality, enforceability, availability or termination of the Debt Financing or reduce the aggregate principal amount of the Debt Financing, below the amount required to pay the Required Amounts at the Closing.

“Registered Intellectual Property” shall mean all United States, international or foreign (a) issued Patents and Patent applications; (b) registered Marks and applications to register Marks; (c) registered Copyrights and applications for Copyright registration; and (d) any other Intellectual Property Right that is subject to any filing or recording with any Governmental Authority or other public or quasi-public legal authority (including domain names).

“Required Amounts” shall have the meaning set forth in Section 5.8(i).

“Required Financial Information” shall mean (A) the financial statements of the Company necessary to satisfy the condition set forth in paragraph 3 of Exhibit C to the Debt Commitment Letter (as in effect as of the date of this Agreement), (B) such other customary financial statements, financial data and other historical financial information regarding the Company and the Company Subsidiaries as Parent shall reasonably request from the Company in writing (giving reasonable advanced notice thereof), to the extent necessary to allow Parent to prepare the pro forma financial statements referenced in paragraph 4 of Exhibit C of the Debt Commitment Letter (as in effect as of the date of this Agreement) or as is customary for inclusion in a confidential information memorandum for debt facilities of the type contemplated by the Debt Commitment Letter or otherwise reasonably necessary to satisfy the condition set forth in paragraph 5 of Exhibit C to the Debt Commitment Letter (provided that in no event shall the Required Financial Information be deemed to include or shall the Company otherwise be required to provide any information regarding any post-Closing or pro forma cost savings, synergies, debt or equity capitalization, ownership or other post-Closing pro forma adjustments that may be included in such pro forma financial statements) and (C) Authorization Letters for inclusion in any information materials that authorize the distribution of information provided under clauses (A) and (B) above to prospective lenders. Notwithstanding anything to the contrary in this definition or otherwise, the “Required Financial Information” shall not include, and nothing herein shall require the Company to provide (or be deemed to require the Company to prepare), any (1) description of all or any portion of the Debt Financing, (2) consolidating financial statements, separate Subsidiary financial statements, related party disclosures, or any segment information, in each case which are prepared on a basis not consistent with the Company’s reporting practices used in preparation of the consolidated financial statements of the Company included in the Company SEC Documents, (3) pro forma financial statements or (4) projections (the information provided in the foregoing clauses (1)-(4), the “Excluded Information”).

“Sanctioned Country” shall mean any country or region that is or in the past five (5) years has been the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine).

“Sanctioned Person” shall mean any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including but not limited to OFAC’s Specially Designated Nationals and Blocked Persons List; the Denied Persons, Unverified, and Entity Lists, maintained by the U.S. Department of Commerce; the Debarred List and non-proliferation sanctions lists maintained by the U.S. State Department; the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions, maintained by the European Union; the Consolidated List of Asset Freeze Targets, maintained by HM Treasury (UK); and the UN Consolidated Sanctions List, maintained by the UN Security Council; (ii) any Person that is organized, resident, or located in a Sanctioned Country; or (iii) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by, a Person or Persons described in clause (i) or (ii).

“Sanctions Laws” shall have the meaning set forth in Section 4.14(d).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time and the rules and regulations promulgated thereunder.

“Securitization Termination Notice Period” shall have the meaning set forth in Section 6.14(b).

“Securitization Payoff Amount” shall have the meaning set forth in Section 6.14(b).

“Software” shall mean computer software programs in both source code and object code format, including databases, data files, application programming interfaces, user interfaces, and documentation relating thereto, as the context requires.

“Solvent” shall mean, when used with respect to any Person, that, as of any date of determination, (i) the fair value of the assets of such Person and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of such Person and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Person and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

“Specified Acquisition” shall have the meaning set forth in Section 6.2(c).

“Subsidiary” shall mean, with respect to any Person, another Person, (a) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing Person or body or (b) more than fifty percent (50%) of the equity interests of which is owned directly or indirectly by such first Person.

“Subsidiary Securities” shall have the meaning set forth in Section 4.1(d).

“Surviving Corporation” shall have the meaning set forth in the Recitals.

“Takeover Law” shall mean any “moratorium,” “control share acquisition,” “affiliated transactions,” “business combination,” “fair price” or other form of anti-takeover Laws of any jurisdiction or other applicable Laws that purport to limit or restrict mergers or business combinations or the ability to limit or restrict mergers or business combinations or the ability to acquire or to vote shares, including as set forth in Section 607.0901 and Section 607.0902 of the FBCA.

“Tax” shall mean all U.S. federal, state, local or foreign taxes, imposts, levies or other similar assessments, including any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, property, social security, environmental, alternative or add-on, value added, registration, capital stock, unincorporated business, unemployment, or other taxes, duties or levies of any nature whatsoever, or similar charges or assessments, imposed by any Governmental Authority, together with all interest, penalties or additions to tax imposed with respect thereto.

“Tax Proceedings” shall mean any audit, examination, investigation, claim, contest, dispute, litigation or other proceeding with respect to Taxes or Tax Returns or by or against any Taxing Authority.

“Tax Returns” shall mean any report, return (including any information return), declaration, claim for refund or other document filed or required to be filed with any Taxing Authority or jurisdiction with respect to Taxes, including any attachment thereto and any amendment thereof.

“Taxing Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Termination Date” shall have the meaning set forth in Section 8.1(b).

“Termination Expenses and Interest” shall have the meaning set forth in Section 8.3(f).

“Trade Credit Agreement” means any Contract between the Company or any Company Subsidiary, on the one hand, and any supplier or customer of the Company or any Company Subsidiary, on the other hand, entered into in the ordinary course of business consistent with past practices and on terms consistent with the Company’s current trade credit policies and practices, pursuant to which (a) the Company or such Company Subsidiary either issues trade credit to such supplier or customer or guarantees trade credit obligations of such supplier or customer or (b) such supplier or customer provides financing of trade payables to the Company or such Company Subsidiary.

“Trade Secrets” shall have the meaning set forth in the definition of Intellectual Property.

“Transaction Approvals” shall have the meaning set forth in Section 4.3.

“Transaction Documents” shall have the meaning set forth in Section 9.10.

“Transactions” shall have the meaning set forth in the Recitals.

“Treasury Regulations” shall mean the regulations promulgated under the Code, as such regulations may be amended from time to time.

“US Benefit Plans” shall have the meaning set forth in Section 4.11(a).

“Willful Breach” shall mean, with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would result in or constitute a breach of this Agreement.

ARTICLE II

MERGER

2.1    Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the FBCA, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the Company shall continue as the Surviving Corporation and the separate corporate existence of Merger Sub shall cease.

2.2    Closing. Unless this Agreement shall have been terminated pursuant to Section 8.1, the Closing shall take (A) place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, NY 10006 on the date that is three (3) Business Days after the date on which the last of the conditions precedent set forth in Article VII is satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time); provided that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time), the Closing shall occur on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (x) a Business Day during the Marketing Period to be specified by Parent on no less than three Business Days’ prior written notice to the Company and (y) the third (3rd) Business Day following the final day of the Marketing Period (subject, in each case, to the satisfaction or waiver of all of the conditions set forth in Article VII) or (B) such other place, time and date as the Company and Parent may agree in writing. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.”

2.3    Effective Time. As promptly as practicable on the Closing Date, the parties hereto shall cause a certificate of merger meeting the applicable requirements of the DGCL and articles of merger meeting the applicable requirements of the FBCA (collectively, the “Merger Filings”) relating to the Merger to be properly executed and filed with the Department of State of the State of Delaware and the Department of State of the State of Florida, respectively, in accordance with the terms and conditions of the DGCL and the FBCA, respectively, and in each case in such form as is reasonably satisfactory to both Parent and the Company. The Merger shall become effective at the later of the times of acceptance of the Merger Filings with the Department of State of the State of Delaware in accordance with the DGCL and the Department of State of the State of Florida in accordance with the FBCA, as applicable, or at such later time which the parties hereto shall have agreed and designated in the Merger Filings as the effective time of the Merger (the “Effective Time”).

2.4    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the FBCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Corporation in the Merger, and all debts, Liabilities, obligations and duties of the Company and Merger Sub shall become the debts, Liabilities, obligations and duties of the Company as the Surviving Corporation in the Merger.

2.5    Certificate of Incorporation and Bylaws. The certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the form of the certificate of incorporation of the Surviving Corporation in the Merger as of the Effective Time, and the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the form of the bylaws of the Surviving Corporation in the Merger as of the Effective Time, each (i) with such revisions as necessary to be consistent with the FBCA and (ii) until amended in accordance with applicable Law and consistent with the obligations set forth in Section 6.9.

2.6    Directors and Officers. Until duly removed or until successors are duly elected or appointed and qualified, the directors of Merger Sub immediately prior to the Effective Time of the Merger shall be the initial directors of the Surviving Corporation as of the Effective Time, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation as of the Effective Time.

ARTICLE III

MERGER

3.1    Treatment of Common Stock and Company Equity Awards. At the Effective Time, by virtue of the Merger and without any action on the part of any party or holder of any shares of Common Stock or Company Equity Awards or any other securities of the Company:

(a)    Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b)    Treatment of Common Stock.

(i)    Each share of Common Stock issued and outstanding immediately prior to the Effective Time (excluding Canceled Shares) and all rights in respect thereof, shall, by virtue of the Merger, be converted into the right to receive $130.00, payable net to the seller in cash, without interest (the “Merger Consideration”) (less any applicable withholding Taxes), and such shares shall otherwise cease to be outstanding, shall automatically be canceled and retired and cease to exist, and each holder of Certificate or Book-Entry Shares that immediately prior to the Effective Time represented any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(ii)    Each share of Common Stock held by the Company as treasury stock or held by Parent or Merger Sub, in each case, immediately prior to the Effective Time (the “Canceled Shares”), shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto.

(c)    Treatment of Company Equity Awards.

(i)    At the Effective Time, each Company RSU Award that is outstanding immediately prior to the Effective Time shall fully vest and be canceled and converted into the right to receive an amount in cash, without interest, equal to the Merger Consideration in respect of each share of Common Stock subject to such Company RSU Award immediately prior to the Effective Time, less any applicable withholding Taxes.

(ii)    At the Effective Time, each Company PRSU Award that is outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the Merger Consideration in respect of each share of Common Stock subject to such Company PRSU Award immediately prior to the Effective Time, less any applicable withholding Taxes. For purposes of the immediately preceding sentence, the number of shares of Common Stock subject to such Company PRSU Award immediately prior to the Effective Time shall be determined as follows: (A) with respect to each Company PRSU Award granted for the performance period commencing with the Company’s fiscal year 2020, the number of shares of Common Stock subject to such Company PRSU Award immediately prior to the Effective Time shall equal 110% of the Total Shares Granted as such term is used in the applicable PRSU Award (the “Total Shares Granted”), (B) with respect to each Company PRSU Award granted for the performance period commencing with the Company’s fiscal year 2019, the number of shares of Common Stock subject to such Company PRSU Award immediately prior to the Effective Time shall equal 130% of the Total Shares Granted, and (C) with respect to each Company PRSU Award granted for the performance period commencing with the Company’s fiscal year 2018, the number of shares of Common Stock subject to such Company PRSU Award immediately prior to the Effective Time shall equal 110% of the Total Shares Granted.

(iii)    As promptly as reasonably practicable following the Closing Date, but in no event later than the next regularly scheduled payroll date that is at least five (5) Business Days following the Closing Date, Parent shall cause the Company or the Surviving Corporation to pay the Merger Consideration described in Sections 3.1(c)(i) and (ii) to holders of Company Equity Awards through the payroll system or payroll provider of the Surviving Corporation (after giving effect to any required Tax withholding). If any payment of the Merger Consideration cannot be made through the Company’s or the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder (less applicable withholding Taxes), which check will be sent by overnight courier to such holder as promptly as reasonably practicable following the Closing Date.

(iv)    On the date hereof and following the execution and delivery of this Agreement by the parties, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that: (A) the offering period in effect as of the date hereof (the “Current ESPP Offering Period”) shall continue in effect until its scheduled completion date, at which time purchases shall be made for current participants pursuant to current elections, but no employee who is not a participant in the Company ESPP as of the end of the Business Day immediately prior to the date hereof may become a participant in the Company ESPP and no current participant may increase the amount of his or her participation or payroll deduction election from that in effect on the date hereof; (B) subject to the consummation of the Merger, the Company ESPP shall be terminated immediately prior to the Effective Time; and (C) no new offering period shall be commenced under the Company ESPP until and unless this Agreement is terminated in accordance with its terms.

(v)    Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Equity Plan) shall take all such actions as are necessary to approve and effectuate the foregoing provisions of this Section 3.1(c), including making any determinations and/or adoption resolutions of the Company Board or a committee thereof or any administrator of a Company Equity Plan as may be necessary and delivering appropriate notices.

(d)    Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately and equitably adjusted, without duplication, provided, however, that nothing in this Section 3.1(d) shall be construed to permit the Company or any of its Subsidiaries or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

3.2    Exchange of Common Stock and Paying Fund

(a)    Paying Agent; Paying Fund. At or prior to the Effective Time, Parent shall designate a bank or trust company of national recognition and reasonably acceptable to the Company (the “Paying Agent”) to act as agent for the holders of shares of Common Stock to receive the funds to which such holders shall become entitled pursuant to Section 3.1(b) and shall enter into a paying agent agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities under this Agreement. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of Common Stock cash sufficient to make payment of the cash consideration to which holders of such shares shall become entitled pursuant to Section 3.1(b) (excluding payments with respect to Canceled Shares) (such aggregate cash, the “Payment Fund”). The Payment Fund shall not be used for any other purpose, subject to Section 3.2(h).

(b)    Exchange Procedures. As soon as reasonably practicable after the Effective Time, and in no event later than two (2) Business Days thereafter, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the Paying Agent to mail to each holder of record of (i) a Certificate whose shares of Common Stock were converted into the right to receive the consideration payable pursuant to Section 3.1(b) (A) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in customary form and contain customary provisions) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and (ii) Book-Entry Shares whose shares of Common Stock were converted into the right to receive the consideration payable pursuant to Section 3.1(b) instructions for use in effecting the surrender of such Book-Entry Shares in exchange for the Merger Consideration. Each holder of record of one or more Certificates, upon surrender to the Paying Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by Parent or the Paying Agent, and each holder of record of Book-Entry Shares, upon surrender to the Paying Agent of such Book-Entry Shares (which shall be deemed surrendered upon receipt by the Paying Agent of an “agent’s message” in customary form or such other evidence as the Paying Agent may reasonably request), shall be entitled to receive in exchange therefor the amount of Merger Consideration to which such holder is entitled pursuant to Section 3.1(b), and the Certificates or Book-Entry Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered if such Certificate or Book-Entry Share shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent and the Paying Agent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.2(b), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, subject to the terms and conditions set forth herein. No interest shall be paid or will accrue on any payment to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article III.

(c)    No Further Ownership Rights in Common Stock. The Merger Consideration paid upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock formerly represented by such Certificates or Book-Entry Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on the shares of Common Stock in accordance with the terms of this Agreement prior to the Effective Time. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book-Entry Share is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of and exchanged as provided in this Article III.

(d)    Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by, or otherwise undistributed to, the holders of the Certificates or Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered to Surviving Corporation, upon demand, and any holders of the Certificates who have not theretofore complied with this Article III shall (subject to abandoned property, escheat or other similar Laws) thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claim for the Merger Consideration for satisfaction of its claim for Merger Consideration which such holder has the right to receive pursuant to the terms of this Article III.

(e)    No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any distributions from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to such date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f)    Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 3.2(d), Parent) will issue, or will cause to be issued, in exchange for such lost, stolen or destroyed Certificate and the making of a customary indemnity, the payments with respect to such Certificate to which such Person is entitled pursuant to this Article III.

(g)    Withholding Rights. Notwithstanding anything in this Agreement to the contrary, the Paying Agent, Parent, the Company, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(h)    Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund, as directed by Parent; provided that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Payment Fund. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents filed with, or furnished to, the SEC and publicly available at least two days prior to the date hereof (without giving effect to any amendment to any such Company SEC Document filed on or after the date that is two days prior to the date hereof) (excluding any disclosures set forth in any “risk factors,” “forward-looking statements” and similar disclosures to the extent cautionary, predictive or forward-looking in nature; it being understood that any matter disclosed in such filings shall not be deemed disclosed for purposes of the representations in Sections 4.1 and 4.2), or in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation or warranty specified therein and any such other representations or warranties where its applicability to, relevance as an exception to, or disclosure for purposes of, such other representation or warranty is reasonably apparent), the Company represents and warrants to Parent and the Merger Subs as follows:

4.1    Due Incorporation; Capitalization; Indebtedness.

(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of organization. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company’s Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted . Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Articles of Incorporation and Bylaws, in each case, as amended through the date hereof. The Articles of Incorporation and Bylaws are in full force and effect, and the Company is not in material violation of any of their provisions. Section 4.1(b) of the Company Disclosure Letter sets forth a true and complete list of the Subsidiaries of the Company.

(c)    Capitalization.

(i)    The entire authorized capital stock of the Company is two-hundred million (200,000,000) shares of common stock, par value $0.0015 per share (the “Common Stock”).

(ii)    As of October 31, 2019 (the “Capitalization Date”), (A) 35,447,548 shares of Common Stock were issued and outstanding, which number does not include any shares of Common Stock held by the Company in treasury, (B) 23,798,037 shares of Common Stock were held by the Company in treasury, (C) 582,669 shares of Common Stock were subject to Company RSU Awards (of which 37,530 shares of Common Stock were unissued subject to Company hold-to-retirement restricted stock units that have vested but not been settled), (D) 244,159 shares of Common Stock were subject to Company PRSU Awards and 287,128 shares of Common Stock would be issued in respect of such Company PRSU Awards assuming the percentages of Total Shares Granted set forth in Section 3.1(c)(ii), (E) 426,750 shares of Common Stock reserved and available for issuance pursuant to the Company ESPP, (F) 1,700,662 shares of Common Stock reserved for issuance and available for grants of future awards under the Company Equity Plans (assuming unvested PRSU grants at 100% of the Total Shares Granted); and (G) no other shares of capital stock or other voting securities were issued, reserved for issuance or outstanding, and from the Capitalization Date through the date of this Agreement, the Company has not issued any shares of Common Stock, Company RSU Awards, Company PRSU Awards or any other shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock. All of the outstanding shares of Common Stock are, and all shares of Common Stock that may be issued prior to the Effective Time will be, duly authorized, validly issued, fully paid and nonassessable. No shares of Common Stock are subject to or were issued in violation of applicable Law or the preemptive rights of any stockholder or any purchase option, call option, right of first refusal, subscription right or any similar right under any provision of the FBCA, other applicable Laws, the Articles of Incorporation or Bylaws or any agreement to which the Company is a party or otherwise bound. Section 4.1(c)(ii) of the Company Disclosure Letter sets forth an accurate list, as of the Capitalization Date, of each outstanding Company Equity Award, in each case specifying the name of the holder (or, if the Company is restricted under applicable Law from providing any employee name, unique employee identification number), the type of award, the number of underlying shares of Common Stock, the date of grant, and if applicable, the exercise price per shares and expiration date.

(iii)    Except as set forth in Section 4.1(c)(ii) of the Company Disclosure Schedule, as of the Capitalization Date there are no (A) issued and outstanding shares of capital stock of or other voting or equity interests in the Company, (B) securities of the Company or its Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company, (C) options, warrants, calls or other rights or agreements to acquire from the Company or its Subsidiaries, or other obligation of the Company or its Subsidiaries to issue, deliver, transfer or sell, or cause to be issued, delivered, transferred or sold, any shares of capital stock of or other voting or equity interests in the Company or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company, (D) voting trusts, proxies or other similar agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries, or (E) obligations requiring the registration for sale of any shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries (the items in clauses (A), (B) and (C) being referred to collectively as the “Company Securities”).

(iv)    Except as set forth in Section 4.1(c) of the Company Disclosure Schedule, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than issuances in connection with the exercise, purchase, vesting or settlement of Company Equity Awards outstanding as of the Capitalization Date in accordance with their terms, or as set forth in the Articles of Incorporation or as permitted to be issued after the date hereof in accordance with the terms hereof). No Subsidiary of the Company owns any shares of capital stock of the Company.

(d)    All of the outstanding shares of capital stock of and other voting or equity interests in each of the Company’s Subsidiaries have been and are duly authorized and validly issued, fully paid and nonassessable and are owned beneficially and of record wholly by the Company or one of the Company’s wholly owned Subsidiaries, free and clear of any Liens other than Permitted Liens. No shares of capital stock of any of the Company’s Subsidiaries are subject to or were issued in violation of the preemptive rights of any stockholder or any purchase option, call option, right of first refusal, subscription right or any similar right under any provision of the FBCA, applicable Laws, the Organizational Documents of any of the Company’s applicable Subsidiaries or any agreement to which the Company or any of its Subsidiaries is a party or otherwise bound, except as would not be material to the Company and its Subsidiaries, taken as a whole. There are no outstanding (i) shares of capital stock of or other voting or equity interests in any of the Company’s Subsidiaries (other than those held by the Company or any of its Subsidiaries), (ii)

securities of the Company or any of its Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Subsidiary of the Company or (iii) options, warrants or other rights or agreements to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock of or other voting or equity interests in any of the Company’s Subsidiaries or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any of the Company’s Subsidiaries (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Subsidiary Securities. There are no restrictions of any kind which prevent the payment of dividends or distributions by any of the Company’s Subsidiaries (other than restrictions under the Existing Credit Facilities).

(e)    Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, or, other than as referred to in Section 4.1(c)(ii) of the Company Disclosure Letter, other securities, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

4.2    Due Authorization.

(a)    The Company has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the filings under Section 2.3, to consummate the Transactions, and except for obtaining the Company Stockholder Approval, no other corporate actions or proceedings on the part of the Company or its stockholders shall be necessary to authorize this Agreement and the Transactions. The execution, delivery and performance by the Company of this Agreement, and, assuming the representations and warranties set forth in Section 5.11 are true and correct, the consummation by it of the Merger, have been duly authorized by the Company Board and, assuming that the Merger is consummated in accordance with the DGCL and the FBCA, except for filing the Merger Filings with the Department of State of the State of Delaware pursuant to the DGCL and the Department of State of the State of Florida pursuant to the FBCA, as applicable, and subject to obtaining the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Transactions.

(b)    The Company Board has adopted resolutions unanimously (i) adopting this Agreement and approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, (ii) determining that this Agreement and the Transactions are fair to and in the best interests of the Company and the Company’s stockholders, (iii) approving and declaring advisable this Agreement and the consummation of the Merger, (iv) submitting this Agreement for approval by the Company’s stockholders and recommending that the stockholders of the Company approve this Agreement (the “Recommendation”), and (v) approving on behalf of the Company all employment and compensation arrangements applicable to directors or senior executives of the Company under this Agreement in the same manner as provided in and consistent with Section 607.0832 of the FBCA, which resolutions have not, except after the date of this Agreement as permitted by Section 6.4, been subsequently rescinded, modified or withdrawn. The Company Stockholder Approval is the only vote of holders of securities of the Company which is required to approve this Agreement and consummation of the Merger and the other transactions contemplated hereby.

(c)    The Company has duly and validly executed and delivered this Agreement. Assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance moratorium, reorganization or similar Laws now or hereafter in effect which affect the enforcement of creditors’ rights generally and by rules of Law governing specific performance, injunctive relief and equitable principles (the “Enforceability Exceptions”).

4.3    Consents and Approvals; No Violations. Except for in connection with or in compliance with (a) filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, including the letter to stockholders, notice of meeting and form of proxy, the “Proxy Statement”) and the Merger Filings as contemplated under Section 2.3, (b) the HSR Act, (c) the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, as may be required in connection with the Transactions, (d) state securities takeover and “blue sky” laws, as may be required in connection with the Merger, (e) the rules and regulations of, and any filings with and approvals of, the NASDAQ Stock Market (“NASDAQ”) (f) the approval of the Company Board set forth in Section 4.2(a), (g) the affirmative vote of the holders of a majority of all the votes entitled to be cast by the Company’s stockholders to approve this Agreement (and the Transactions) in accordance with the applicable provisions of the FBCA (the “Company Stockholder Approval”) and (h) Competition Laws set forth on Section 4.3(a) of the Company Disclosure Letter (collectively, the “Transaction Approvals”), the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions will not, subject to the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 5.11, (i) violate in any material respect any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound or affected; (ii) require any notification to or filing or registration by the Company or any of its Subsidiaries with, or consent or approval with respect to the Company or any of its Subsidiaries of, or other action by, any Governmental Authority; (iii) violate or conflict with any provision of the Articles of Incorporation or Bylaws, (iv) violate or conflict with any provision of the Organizational Documents of any of the Company’s Subsidiary; (v) require any consent of, notice to or other action by any Person under, constitute a default or breach or an event that, with or without notice or lapse of time or both, would constitute a default or breach under, or cause or permit termination, cancelation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Contract or any Permit affecting the assets or business of the Company and its Subsidiaries; or (vi) result in the creation of imposition of any Lien (other than Permitted Liens) on the properties or assets of the Company or any of its Subsidiaries, except in the case of clauses (ii), (iv), (v) and (vi) as has not had, and would not be reasonably expected to have a Company Material Adverse Effect.

4.4    Financial Statements; Internal Controls and Procedures.

(a)    The Company has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since January 31, 2017 (all such forms, documents and reports filed or furnished by the Company since such date, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed to make the certifications required of her or him under Section 302 or 906 of the Sarbanes-Oxley Act. None of the Company’s Subsidiaries is, or at any time since January 31, 2017 has been, required to file any forms, reports or other documents with the SEC or subject to the reporting requirements under the Exchange Act. As of the date hereof, there are no unresolved comments received from the SEC staff with respect to the Company SEC Documents, and the Company has not received written notice from the SEC since January 31, 2017 that any of the Company SEC Documents is the subject of ongoing SEC review. The Company is and has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(b)    The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not material and to any other adjustments described therein, including the notes thereto), (ii) were prepared in all material respects in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply as to form in all material respects with the applicable accounting requirements under the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC.

(c)    The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended January 31, 2019, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has not identified (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud or allegations of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d)    Since January 31, 2017, none of the Company or any of its Subsidiaries or any of their directors, officers, employees, nor, to the Knowledge of the Company, their respective auditors, accountants or representatives has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

4.5    Company Information.

(a)    Each document required to be filed by the Company with the SEC (including the Proxy Statement) in connection with the Merger (the “Company Disclosure Documents”), and any amendments or supplements thereto, when filed, distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or otherwise disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)    None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it (and any amendment or supplement thereto) is first filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c)    For the avoidance of doubt, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Company Disclosure Documents.

4.6    No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries that would be required to be reflected on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, in each case prepared in accordance with GAAP, except for (a) Liabilities that are reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries included in its Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2019 (including any notes thereto), (b) Liabilities arising in connection with the Transactions contemplated hereby, (c) Liabilities incurred in the ordinary course of business since January 31, 2019, (d) Liabilities that have been discharged or paid in full prior to the date of this Agreement and (e) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.7    Title to Assets. Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has good and valid title to, or a valid leasehold interest in or valid license to, each of its assets and properties reflected in the consolidated financial statements included in the Company SEC Documents or that are material to its business as conducted as of the date of this Agreement (the “Assets”), in each case, free and clear of any Lien, except for Permitted Liens.

4.8    Intellectual Property.

(a)    Section 4.8(a) of the Company Disclosure Letter contains an accurate and complete list, as of the date of this Agreement, of the Company Registered Intellectual Property. No registrations or applications for Company Registered Intellectual Property have expired or been canceled or abandoned except in accordance with the expiration of the term of such rights or in the ordinary course of business, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries (i) exclusively own all

Company Intellectual Property, in each case, free and clear of all Liens (except for Permitted Liens) and the consummation of the Transactions will not adversely affect such ownership and (ii) have the valid and enforceable rights to any other Intellectual Property owned by a third party as may be necessary for the conduct of the business of the Company as it relates to the resale or distribution of such third party’s products by the Company or its Subsidiaries.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has taken commercially reasonable measures to maintain the confidentiality of the Company’s material Trade Secrets. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Persons who have participated in the creation or development of any material Intellectual Property for the Company or any of its Subsidiaries have executed and delivered to the Company a valid and enforceable written Contract providing for (i) the non-disclosure by such person or entity of Trade Secrets of the Company or the Company Subsidiaries and (ii) the assignment by such Person (by way of a present grant of assignment) to the Company or one of the Company Subsidiaries of all right, title and interest in and to such Intellectual Property. To the Knowledge of the Company, no Person or entity is in breach of any such Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries does not infringe, violate or constitute misappropriation of, and since January 31, 2017, has not infringed, violated or constituted misappropriation of, any Intellectual Property of any third Person, provided that no representation or warranty is made with respect to any third Person’s products (including any third Person’s products that are distributed, supported or resold by Company or its Subsidiaries); (ii) to the Knowledge of the Company, as of the date hereof, no third Person is infringing, violating, or misappropriating any material Company Intellectual Property and (iii) as of the date hereof, there is no pending claim or asserted claim in writing (including any “cease and desist” letters and invitations to license), and since January 31, 2017, the Company and its Subsidiaries have received no claim or asserted claim in writing asserting that the Company or any of its Subsidiaries have infringed, violated or misappropriated, or is infringing, violating or misappropriating any Intellectual Property rights of any third Person.

(e)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries use commercially reasonable measures to protect the confidentiality, integrity and security of the IT Assets and all information stored or contained therein or transmitted thereby against any unauthorized use, access, interruption, modification, or corruption, and to ensure that all IT Assets are fully functional and free from any bug, virus, malware, and the like, and (ii) the Company and its Subsidiaries have implemented, maintained and tested commercially reasonable disaster recovery procedures and facilities for their respective business. Since January 31, 2017, there have been no failures or breakdowns of any IT Assets that have caused the substantial disruption or interruption in or to the use of the IT Assets or the operation of the business of the Company or its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain and enforce commercially reasonable policies, procedures and rules regarding data privacy, protection and security, and (ii) the Company and the Company Subsidiaries are, and since January 31, 2017, have been, in compliance in all material respects with all Data Security Requirements. To the

Knowledge of the Company there have been no charge, challenge, complaint, claim or demand from any person or entity (including any Governmental Authority) with respect to any actual or alleged (A) incidents of security breaches or intrusions or unauthorized access or use of any of the IT Assets or Trade Secrets of the Company or any of its Subsidiaries, or (B) unauthorized access to or collection, use, processing, storage, sharing, distribution, transfer, disclosure, destruction or disposal of any such Trade Secrets or other confidential information, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.9    Contracts.

(a)    Section 4.9(a) of the Company Disclosure Letter contains an accurate and complete list, as of the date of this Agreement, of all Contracts (other than (x) any Company Benefit Plan and (y) Contracts solely between the Company and any of the Company Subsidiaries or solely between any Company Subsidiaries) in effect as of the date hereof, of the following types to which the Company or any of its Subsidiaries is a party or bound or to which any of the Assets is subject (the “Company Material Contracts”):

(i)    any Contract that is filed by the Company as a material Contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC;

(ii)    any Contract that expressly imposes any material restriction on the right or ability of the Company and its Subsidiaries, collectively, to compete with any other Person (or in any line of business, market or geographical area);

(iii)    any Contract with a material customer that expressly obligates the Company and its Subsidiaries (or following the Closing, Parent and its Subsidiaries), in each case, taken as a whole, to conduct business with any third party on an exclusive basis;

(iv)    any Contract relating to indebtedness for borrowed money of (or guarantees thereof by) the Company or any of its Subsidiaries having an outstanding or committed principal amount (or a guarantee thereof) in excess of $25,000,000 (other than (A) Trade Credit Agreements and (B) any such indebtedness owed by the Company or any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company, and guarantees thereof);

(v)    any Contract (A) granting to Company or any of its Subsidiaries rights to any Intellectual Property owned by a third party that are material to the Company and the Company Subsidiaries taken as a whole, excluding (x) Contracts for commercially available Software and (y) “shrink wrap,” “click through” or other standard term licenses to commercially available Software; (B) granting to a third party rights to any Intellectual Property owned by the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries taken as a whole, excluding any non-exclusive licenses entered into in the ordinary course of business; or (C) restricting the Company’s or any of its Subsidiaries’ rights to use, practice, or enforce any Company Intellectual Property that is material to the Company and its Subsidiaries taken as a whole;

(vi)    any Contract that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of inventory or other assets held for sale in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any Person or any Contract relating to the acquisition or disposition of assets or businesses with any outstanding obligations as of the date of this Agreement, in each case with a value in excess of $25,000,000;

(vii)    any material joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or Control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(viii)    any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to make an investment in or loan to any other Person (other than in or to any wholly owned Subsidiary of the Company), in each case with an aggregate value in excess of $10,000,000, other than Trade Credit Agreements;

(ix)    any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority that has or would reasonably be expected to affect the Company’s operations in any material respect or pursuant to which the Company or any of its Subsidiaries will have any outstanding obligation after the date of this Agreement with a value in excess of $10,000,000, other than with a Governmental Authority in its capacity as a customer of the Company or any of its Subsidiaries;

(x)    any Contract for employment or engagement with a Designated Employee; and

(xi)    any Contract that is a material settlement that restricts in any material respect the operations or conduct of the Company or any of its Subsidiaries.

(b)    Neither the Company nor any Subsidiary of the Company is in material breach of or default in any respect under the terms of any Company Material Contract and, to the Knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in material breach of or default in any respect under the terms of any Company Material Contract, and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Knowledge of the Company, prior to the date hereof through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a material breach of or default or result in the termination of or a right of termination or cancelation thereunder, accelerate the performance or obligations required thereby, or result in the loss of any benefit under the terms of any Company Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, each Company Material Contract (i) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and of each other party thereto, and (ii) is in full force and effect, subject to the Enforceability Exceptions, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no disputes pending or, to the Knowledge of the Company, threatened with respect to any Company Material Contract, and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Company Material Contract to terminate for default, convenience or otherwise, or not renew, any Company Material Contract, or otherwise materially change the quantity or quality of the nature of the business conducted under such Company Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent a true and complete copy of each Company Material Contract (including all modifications, amendments and waivers thereto).

4.10    Insurance. Except as would not reasonably be expected to have, a Company Material Adverse Effect, the Company maintains insurance with insurers in such amounts and against such risks as the management of the Company has in good faith determined to be prudent and appropriate, all material insurance policies maintained by or for the benefit of the Company or any of its Subsidiaries, the Assets or otherwise covering the business of the Company and its Subsidiaries (“Material Policies”) are in full force and effect in accordance with their terms and, to the Knowledge of the Company, no written notice of cancelation or non-renewal of such policies has been received, and there is no existing breach, default or event which, with or without notice or the lapse of time or both, would constitute a breach or default or permit termination or modification of any such policies. Section 4.10 of the Company Disclosure Letter sets forth an accurate list of each Material Policy.

4.11    Employees and Employee Benefit Plans.

(a)    Section 4.11(a)(i) of the Company Disclosure Letter sets forth a complete and correct list of each material Company Benefit Plan that is sponsored or maintained primarily for the benefit of employees of the Company and its Subsidiaries who are based in the United States (the “US Benefit Plans”). Section 4.11(a)(ii) of the Company Disclosure Letter sets forth a correct description of each Company Benefit Plan that is a defined benefit pension plan and is sponsored or maintained primarily for the benefit of employees of the Company and its Subsidiaries who are based in a country other than the United States. With respect to each material US Benefit Plan and each Company Benefit Plan listed on Section 4.11(a)(ii) of the Company Disclosure Letter , a copy of each of the following documents, and all amendments and modifications to such documents, has been made available to Parent or will be made available to Parent in accordance with Section 6.7(d) of this Agreement: (i) the written document evidencing such Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, and all amendments, modifications or material supplements to such Company Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the U.S. Internal Revenue Service (“IRS”) for the last plan year, (iii) the most recently received IRS determination letter, if any, relating to such Company Benefit Plan, (iv) the most recent actuarial report and/or financial statement, if any, relating to such Company Benefit Plan, and (v) any related trust agreements, annuity contracts, insurance contracts or documents of any other funding arrangements.

(b)    Except as would not reasonably be expected to result in a material liability to the Company or its Subsidiaries, taken as a whole, (i) all Company Benefit Plans comply and have been established, maintained, funded, operated, and administered in accordance with their terms and the requirements of all Laws applicable thereto; (ii) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, involving any Company Benefit Plan; and (iii) there have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan.

(c)    Except as would not reasonably be expected to result in a material liability to the Company or its Subsidiaries, (i) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a current favorable determination letter or opinion letter from the IRS, and there are no existing circumstances or events that would reasonably be expected to adversely affect the qualified status of each such Company Benefit Plan; (ii) no Company Benefit Plan is under audit or is the subject of an audit, investigation or other administrative proceeding by the IRS, the Department of Labor, or any other Governmental Authority, nor is any such audit, investigation or other administrative proceeding, to the Knowledge of the Company, threatened; and (iii) all contributions, reimbursements, premium payments and other payments required to have been made under or with respect to each Company Benefit Plan as of or prior to the date hereof have been made or accrued (as applicable) on a timely basis in accordance with applicable Law and such Company Benefit Plan’s terms.

(d)    No Company Benefit Plan is, and none of the Company, its Subsidiaries, or any of its ERISA Affiliates, during the six (6) years prior to the date hereof, has maintained, contributed to, been required to contribute to or otherwise had any Liability with respect to: (i) any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, or (ii) any Multiemployer Plan. No Company Benefit Plan is a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). Neither the Company nor any of its Subsidiaries has any Liability, or is reasonably expected to have any, material Liability: (i) under Title IV of ERISA; or (ii) on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

(e)    Neither the Company nor any of its Subsidiaries has any Liability under any Company Benefit Plan or otherwise for providing post-termination or retiree health, medical, life or other welfare benefits to any Person, other than as required under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or applicable Law at the sole expense of such employee. Neither the Company nor any of its Subsidiaries has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other material penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(f)    Except as expressly provided under this Agreement or as required by applicable Law, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions will not (alone or in combination with any other event): (i) entitle any current or former employee, officer or director of the Company or any of its Subsidiaries to severance pay or any other payment, (ii) result in any payment becoming due, accelerate the time of payment or vesting of benefits or increase the amount of or result in the forfeiture of any compensation or benefits due to any such employee, officer or director, (iii) result in any forgiveness of indebtedness of any such employee, officer or director or trigger any funding obligation under any Company Benefit Plan, or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code). The Company has no obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(g)    Each Company Benefit Plan and any other agreement, plan, Contract or arrangement maintained by the Company or a Company Subsidiary that is, in any part, a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(h)    There are no labor unions, works councils, or other labor organizations representing any employees employed by the Company or any of its Subsidiaries. Except as would not be material to the Company and its Subsidiaries, taken as a whole, no notice or provision of information, consent or consultation of any employee representative bodies (including any labor unions, works councils, or other labor organizations) that represent employees of the Company or any of its Subsidiaries is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 31, 2017, there has not occurred and, to the Knowledge of the Company, there is not threatened, (i) any strike, slowdown, picketing, material labor-related arbitration, material grievance, or work stoppage by, or lockout of, or to the Knowledge of the Company, union organizing activities with respect to, any employees of the Company or any of its Subsidiaries, (ii) any Litigation against the Company or any of its Subsidiaries relating to the alleged violation of any Laws pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Authority, or (iii) any application for representation or certification of a labor union, works council, or other labor organization seeking to represent any employees of the Company or any of its Subsidiaries.

(i)    The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, applicant and employee background checking, immigration, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, worker classification, withholding of Taxes, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues, affirmative action and unemployment insurance and related matters.

(j)    Except as would not reasonably be expected to result in material Liability to the Company or any of its Subsidiaries, (i) none of the Company or its Subsidiaries has entered into a settlement agreement with a current or former officer, director or employee of the Company or any of its Subsidiaries resolving allegations of sexual harassment or misconduct by an executive officer, director or employee of the Company or any of its Subsidiaries, and (ii) there are no, and since January 31, 2017, there have not been any Litigations pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, in each case, involving allegations of sexual harassment or misconduct by an officer, director or employee of the Company or any of its Subsidiaries. The Company and its Subsidiaries have promptly, thoroughly and impartially investigated all material sexual harassment or other material discrimination allegations with respect to current and former employees of which it is or was aware.

(k)    This Section 4.11 (along with Section 4.9 (as it relates to the subject matter hereof) and Section 4.16) contains the sole and exclusive representations and warranties of the Company with respect to the subject matter hereof.

4.12    Taxes. Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a)    All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account extensions) and all such Tax Returns are true, complete and correct.

(b)    All Taxes due and payable by or with respect to the Company or any of its Subsidiaries (whether or not shown on a Tax Return) have been timely paid, except for Taxes for which adequate reserves have been established, as of the date hereof, on the financial statements included in the Company SEC Documents in accordance with GAAP.

(c)    There are no Liens for Taxes upon any assets of the Company or any of its Subsidiaries other than Permitted Liens.

(d)    Each of the Company and its Subsidiaries has complied in all respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements), with respect to payments made to any employee, independent contractor, creditor, stockholder or other third party, and has timely collected, deducted or withheld and paid over to the appropriate Taxing Authority all amounts required to be so collected, deducted or withheld and paid over in accordance with applicable Laws, except for Taxes for which adequate reserves have been established, as of the date hereof, on the financial statements included in the Company SEC Documents in accordance with GAAP.

(e)    Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations with respect to any Tax Return or any Taxes, or any extension of time with respect to the assessment, deficiency, or collection of any Tax, in each case, that is currently effective, or has made any request in writing for any such waiver or extension.

(f)    There are no Tax Proceedings with respect to the Company or any of its Subsidiaries pending or threatened in writing. No Taxing Authority has asserted in writing any deficiency or claim with respect to Taxes or any adjustment to Taxes against the Company or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open and that has not been finally settled.

(g)    Neither the Company nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is or was the Company or any Subsidiary of the Company), (ii) is a party to, bound by, or obligated under any Tax sharing, allocation, indemnity or similar agreement or arrangement (other than (x) any such agreement or arrangement that is solely between or among the Company and/or any of its Subsidiaries, or (y) customary gross-up and indemnification provisions in commercial arrangements entered into in the ordinary course of its business or in purchase agreements and, in each case, the primary purpose of which arrangement is not related to Taxes), or (iii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor or by contract or otherwise.

(h)    Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign Law).

(i)    No Taxing Authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns of a particular type has asserted a written claim, which remains unresolved, that the Company or any such Subsidiary (as applicable) is required to file Tax Returns of such type in such jurisdiction.

(j)    In the last two (2) years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(k)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting for a taxable period including or ending on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing

Date; (iii) ownership prior to the Closing of “United States property” (as defined in Section 956(c) of the Code); or (iv) gain recognition agreement under Section 367 of the Code (or any corresponding or similar provision of applicable Tax Law). Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code and the Treasury Regulations (or other guidance) issued thereunder to defer the payment of any liability for income Taxes.

(l)    The Company and each of its Subsidiaries have complied with all requirements with respect to any Tax holidays, abatements, incentives or similar grants made or awarded to any of them by a Taxing Authority (each, a “Tax Holiday”) and no transaction contemplated by this Agreement will terminate or otherwise affect the Company’s or any Subsidiary’s eligibility for such Tax Holiday or cause any recapture of benefits previously received. Neither the Company nor any of its Subsidiaries has engaged in an “extraordinary disposition” within the meaning of Treasury Regulations Section 1.245A-5T. Neither the Company nor any of its Subsidiaries that is or was a “United States shareholder” with respect to another of them has a “hybrid deduction account” (or would have such an account had the proposed Treasury Regulations under Treasury Regulations Section 1.245A(e)-1 been currently effective) with respect to any equity interest in another of them.

(m)    Notwithstanding any other provision of this Agreement, it is agreed and understood that no representation or warranty is made by the Company in this Agreement with respect to Taxes, other than the representations in Section 4.4, Section 4.11, Section 4.16 and this Section 4.12.

4.13    Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 31, 2017, (a) none of the Company, its Subsidiaries or the Assets is subject to any Order, and (b) there is no audit, investigation, charge, complaint, claim, action, suit, arbitration, prosecution, proceeding, hearing or, to the Knowledge of the Company, inquiry or investigation, of any nature (civil, criminal, regulatory or otherwise) in Law or in equity (“Litigation”), of, before or in any, Governmental Authority, court or quasi-judicial or administrative agency or official of any federal, state, local or foreign jurisdiction, arbitrator or mediator, pending, or, to the Knowledge of the Company, threatened against or affecting any of the Company, its Subsidiaries or the Assets.

4.14    Compliance with Laws; Permits.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are, and since January 31, 2017 have been, in compliance in all material respects with all applicable federal, state, local and foreign laws (including common law), statutes, codes, ordinances, rules, regulations, judgments, Orders, injunctions, decrees or agency requirements of Governmental Authorities (collectively, “Laws”). Since January 31, 2017, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Authority regarding any actual or alleged failure to comply with any Law in any material respect.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries hold all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Authority necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets, and to carry on and operate their businesses as currently conducted.

(c)    (A) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company, its Subsidiaries, or any director or officer of the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other employee or agent of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or any of its Subsidiaries, has in the past three years, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries or (iii) violated or is in violation of applicable Bribery Legislation. (B) The Company and its Subsidiaries maintain and, since January 31, 2017, have maintained books and records that are accurate in all material respects, and adhere and, since January 31, 2017, have adhered to a system of commercially reasonable policies, procedures, and internal controls, in each case as required by applicable Bribery Legislation.

(d)    Since January 31, 2017, the Company, its Subsidiaries and their respective officers and managers and, to the Knowledge of the Company, employees, agents and third-party representatives acting on their behalf have at all times conducted their businesses in all material respects in accordance with U.S. and non-U.S. economic sanctions Laws, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, the United Nations and the European Union (“Sanctions Laws”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor any of their respective officers and managers nor, to the Knowledge of the Company, employees, agents or third-party representatives acting on their behalf is currently or since January 31, 2017 has been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (iii) in violation of any Ex-Im Laws or U.S. anti-boycott requirements.

(e)    To the Knowledge of the Company, there are no material allegation, voluntary disclosure, investigation, or prosecution involving the Company or any of its Subsidiaries, nor since January 31, 2017 has the Company or any of its Subsidiaries received any written communication from a Governmental Entity, related to a possible violation of Bribery Legislation, Sanctions Laws, or Ex-Im Laws.

(f)    Notwithstanding anything contained in this Section 4.14, no representation or warranty shall be deemed to be made in this Section 4.14 in respect of environmental, employee benefits or labor matters.

4.15    Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect (a) the Company and each of its Subsidiaries are, and since January 31, 2017 have been, in compliance with applicable Environmental Laws, and each has, or has applied for, and is and since January 31, 2017 has been in compliance with, all Environmental Permits necessary for the conduct and operation of their respective businesses, including as presently conducted, (b) since January 31, 2017 (or prior to such time to the extent unresolved) none of the Company or any of its Subsidiaries has received any written notice, demand, letter or claim alleging that the Company or such Subsidiary is in violation of, or liable under, any Environmental Law, (c) none of the Company or any of its Subsidiaries is subject to any judgment, decree, Litigation or judicial Order relating to compliance with, or Liability under, Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, and (d) there has been no release or disposal of, no contamination by, and no exposure of any Person to, any Hazardous Materials so as to give rise to any Liability under Environmental Laws for the Company or any of its Subsidiaries. Notwithstanding anything herein to the contrary, this Section 4.15 contains the sole and exclusive representations and warranties of the Company with respect to any environmental matters, including, without limitation, any Liability arising under any Environmental Laws.

4.16    Absence of Changes. Except with respect to the Transactions or as required or permitted by this Agreement, since July 31, 2019, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and have not taken any action that would have required Parent’s consent under Sections 6.2(b)(i), 6.2(b)(ii), 6.2(b)(iii), 6.2(b)(v), 6.2(b)(vi), 6.2(b)(vii), 6.2(b)(viii), 6.2(b)(ix), 6.2(b)(xi), 6.2(b)(xii), 6.2(b)(xv), 6.2(b)(xviii) or 6.2(b)(xxi) if such action or event occurred after the date of this Agreement. Since January 31, 2019 to the date of this Agreement, there has not been any change, event, effect, development or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.17    Real Property.

(a)    Leased Real Property. With respect to each of the material Leases: (i) such Lease is a valid and binding agreement of the Company or one or more of its Subsidiaries, on the one hand, and to the Knowledge of the Company, each other party thereto, on the other hand, and is in full force and effect and enforceable in accordance with its terms; (ii) the Company or the applicable Subsidiary of the Company party to the respective material Lease pertaining to the Company’s material Leased Real Property has good and valid title to the leasehold estate under such material Leases free and clear of any Liens other than Permitted Liens; and (iii) the Company nor any of its Subsidiaries is in breach or default in any material respect under any such Lease and no event has occurred or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute such breach or default, or permit the termination, modification or acceleration of rent under such Lease. The Leases comprise all of the real property used in, or otherwise related to, the business of the Company and its Subsidiaries.

(b)    Owned Real Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary has good fee simple title to all real property owned by the Company or any of the Company Subsidiaries (the “Owned Real Property”). Section 4.17(b) of the Company Disclosure Letter sets forth a list of the street address of each parcel of Owned Real Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, there is no pending or, to the Company’s knowledge, threatened appropriation, condemnation, eminent domain or similar Litigation, or sale or other disposition in lieu of condemnation, affecting the Owned Real Property.

4.18    Brokers and Finders. Except for BofA Securities, Inc., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

4.19    Opinions of Financial Advisor. The Company Board has received an opinion of BofA Securities, Inc., dated as of the date of this Agreement and to the effect that, as of the date of such opinion and based on and subject to the various assumptions, qualifications, limitations and matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Common Stock which opinion (along with the financial advisor engagement letter) shall be provided to Parent for informational purposes only promptly following receipt by the Company.

4.20    Affiliate Transactions. Neither the Company nor any of its Subsidiaries is a creditor or debtor to, or party to any Contract or transaction with, any holder of five percent (5%) or more of the shares of Common Stock or any present or former director, officer, employee or Affiliate of the Company or any of its Subsidiaries, or to any “immediate family member” (within the meaning of Item 404 of Regulation S-K promulgated by the SEC) of any of the foregoing, or has engaged in any transaction with any of the foregoing within the 12 months preceding the date of this Agreement (each, an “Affiliate Contract”), except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course of business consistent with past practice.

4.21    No Additional Representations. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V or in any certificate delivered by Parent pursuant to this Agreement (a) Parent or Merger Sub does not make, or has not made and Company has not relied on, any representations or warranties relating to Parent, Merger Sub or their businesses or otherwise, (b) no person has been authorized by Parent or Merger Sub to make any representation or warranty relating to themselves or their business or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article V. Without limiting the foregoing, the Company acknowledges and agrees that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in Article V (as qualified by the Parent Disclosure Letter) and any certificates delivered by Parent pursuant to this Agreement neither the Parent, Merger Sub nor any other Person will have or be subject to any Liability or other obligation to the Company or their Representatives or Affiliates or any other Person resulting from the Company’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to the Company or their Representatives or Affiliates in connection with the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation or warranty specified therein and any such other representations or warranties where its applicability to, relevance as an exception to, or disclosure for purposes of, such other representation or warranty is reasonably apparent), Parent and Merger Sub jointly and severally represent and warrant to the Company that:

5.1    Due Incorporation; Capitalization.

(a)    Each of Parent and Merger Sub is duly organized, validly existing and, where such concept is applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization.

(b)    Each of Parent and Merger Sub has all requisite power and authority to (i) conduct its businesses in the manner in which its businesses are currently being conducted and (ii) own and use its assets in the manner in which its assets are currently owned and used. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification and/or licensing, except where any failure to be so qualified would not reasonably be expected to have a Parent Material Adverse Effect. Parent is not in violation of any provision of its Organizational Documents in any material respect. All of the issued and outstanding equity interests of Merger Sub are owned by a wholly-owned subsidiary of Parent free and clear of Liens of any kind, other than Permitted Liens.

5.2    Due Authorization.

(a)    Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Transactions.

(b)    The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the applicable Transactions, including the Merger, have been duly and validly approved by the unanimous vote of the boards of directors or other governing body of Parent and Merger Sub and, immediately following execution and delivery of this Agreement, will be adopted by the sole stockholder of Merger Sub, and no other corporate actions or proceedings on the part of Parent or Merger Sub or their respective stockholders shall be necessary to authorize this Agreement and the Transactions.

(c)    Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement. Assuming the due authorization, execution and delivery hereof by the Company, this Agreement constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to the Enforceability Exceptions.

5.3    Consents and Approvals; No Violations. The execution, delivery and performance by Parent and the Merger Sub of this Agreement and the consummation of the Transactions will not (i) violate, in any material respect, any Law or Order applicable to Parent or any of its Subsidiaries or by which any of their respective properties or assets are bound or affected; (ii) require any notification to or filing or registration by Parent or any of its Subsidiaries with, or consent or approval with respect to Parent or any of its Subsidiaries of, or other action by, any Governmental Authority; (iii) violate or conflict with any provision of the Organizational Documents of Parent or Parent’s Subsidiaries; and (iv) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancelation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Contract to which Parent or a Merger Sub is a party or by which Parent or a Merger Sub or any of their assets or properties is bound or any Permit affecting the assets or business of Parent or a Merger Sub, except, in the case of clauses (ii) and (iv), (A) for in connection with or in compliance with the Transaction Approvals, stockholder and/or board approvals of Parent and Merger Sub and the filing with the SEC of the Proxy Statement and (B) as would not have, and would not be reasonably expected to have a Parent Material Adverse Effect.

5.4    Merger Sub. Merger Sub was formed specifically for the Transactions. Since its date of incorporation, Merger Sub has not, and prior to the Effective Time will not have, carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions. The authorized equity capital of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are validly issued and outstanding. All of the issued and outstanding equity capital of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent.

5.5    Litigation. As of the date hereof, there is no Litigation to which Parent or Merger Sub is a party pending or, to the Knowledge of Parent, threatened that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, neither Parent nor Merger Sub is subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.6    Compliance with Laws. Except as would not reasonably be expected to have a Parent Material Adverse Effect, since the date of their respective incorporation, each of Parent and Merger Sub has been and is in compliance with all applicable Laws.

5.7    Parent and Merger Sub Information. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement, at the time it (and any amendment or supplement thereto) is first filed with the SEC, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. For the avoidance of doubt, no representation or warranty is made by Parent or Merger Sub with respect to (and nothing in this Section 5.7 shall apply to) statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of the Company or any of its Subsidiaries.

5.8    Financing; Solvency.

(a)    As of the date of this Agreement, Parent has delivered to the Company a true, complete and correct copy of a fully executed equity commitment letter, dated the date of this Agreement (together with all exhibits, annexes, schedules and term sheets attached thereto and as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 6.15, the “Equity Commitment Letter”), from the Guarantors pursuant to which the Guarantors have agreed to make an equity investment in Parent, subject to the terms and conditions therein, in cash in the aggregate amount set forth therein (the “Equity Financing”). The Equity Commitment Letter provides that the Company is an express third-party beneficiary of, and is entitled to require Parent to specifically enforce performance of the Guarantors’ obligation to fund the Equity Financing in accordance with and subject to the terms of, the Equity Commitment Letter.

(b)    As of the date of this Agreement, Parent has delivered to the Company a true, complete and correct copy of a fully executed debt commitment letter and Redacted Fee Letter, each dated the date of this Agreement from the Financing Sources identified therein (together with all exhibits, annexes, schedules and term sheets attached thereto and as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 6.15, collectively, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Letters”), pursuant to which such Financing Sources have agreed to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein (being collectively referred to as the “Debt Financing” and, together with the Equity Financing, collectively referred to as the “Financing”).

(c)    As of the date of this Agreement, the Financing Letters are in full force and effect and constitute the valid, binding and enforceable obligation of Parent and, to the Knowledge of Parent, the other parties thereto, enforceable in accordance with their terms (subject to the Enforceability Exceptions). There are no conditions precedent to the funding of the full amount of the Financing contemplated by the Financing Letters, other than the conditions precedent set forth in the Financing Letters (such conditions precedent, the “Financing Conditions”).

(d)    As of the date of this Agreement, the Financing Letters have not been amended or modified in any manner (other than to add additional parties thereto as permitted by Section 6.15), and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect by Parent or, to the Knowledge of Parent, any other party thereto, and no such termination, reduction, withdrawal or rescission is contemplated by Parent or, to the Knowledge of Parent, any other party thereto.

(e)     As of the date of this Agreement, assuming the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, Parent has no Knowledge of any facts or circumstances that are reasonably likely to result in (i) any of the Financing Conditions not being satisfied on or prior to the Closing Date or (ii) the Financing contemplated by the Financing Letters not being made available to Parent on the Closing Date assuming the Financing Conditions are satisfied.

(f)    As of the date of this Agreement, neither Parent nor Merger Sub is in default or breach under the terms and conditions of the Financing Letters and, assuming the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach thereunder on the part of Parent or Merger Sub or a failure to satisfy a Financing Condition therein by Parent or Merger Sub or to the Knowledge of Parent that would otherwise result in any portion of the Financing necessary to fund the Required Amounts being unavailable on the date on which Closing occurs .

(g)    As of the date of this Agreement, other than the Redacted Fee Letter, there are no side letters, understandings or other agreements or arrangements relating to the Financing Letters or the Financing to which Parent or any of its Affiliates is a party that could (A) affect the conditionality, or availability of the Financing or reduce the aggregate principal amount of the Financing below the amount required to pay the Required Amounts at the Closing, (B) materially delay or prevent the Closing, (C) make the funding of the Debt Financing or the Equity Financing less likely to occur or (D) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Financing Letters.

(h)    As of the date of this Agreement, Parent or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees and amounts required by the Financing Letters to be paid on or prior to the date of this Agreement.

(i)    Assuming (A) the Financing is funded in accordance with the Financing Letters and (B) the accuracy in all material respects of the Company’s representations and warranties set forth in Article IV of this Agreement, the aggregate proceeds contemplated to be provided by the Financing Letters will be sufficient, together with available cash of the Company (giving due consideration to any material tax consequences related to repatriation), to consummate the Transactions and to make all payments required to be made in connection therewith by Parent or Merger Sub, including (x) the payment of the Merger Consideration required to be paid on the Closing Date, (y) the repayment of all outstanding debt (and all premiums and fees payable in connection therewith) required by its terms to be repaid, redeemed, retired, canceled, terminated or otherwise satisfied or discharged at the Closing and (z) the payment of all other amounts to be paid by Parent, Merger Sub, the Surviving Corporation or their Subsidiaries pursuant to or in connection with this Agreement and the Transactions, and associated costs and expenses of the Transactions required to be paid by Parent, Merger Sub, the Surviving Corporation or their Subsidiaries pursuant to this Agreement or the Financing Letter (such amounts, collectively, the “Required Amounts”). In no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Financing Letters) by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder in accordance with the terms of this Agreement.

(j)    Neither Parent nor Merger Sub is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Immediately after giving effect to the Transaction (including any financing in connection with the Transactions), assuming (x) the accuracy of the Company’s representations and warranties set forth in Article IV of this Agreement, (y) the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, and (z) the most recent financial statements included in a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K filed by the Company with the SEC present fairly in all material respects the consolidated financial condition of the Company and its consolidated Company Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its consolidated Company Subsidiaries for the periods covered thereby in accordance with GAAP, Parent and its Subsidiaries, taken as a whole, will be Solvent.

5.9    Limited Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company a true, complete and correct copy of the Limited Guarantee. The Limited Guarantee is in full force and effect and constitutes the valid, binding and enforceable obligation of the Guarantors, enforceable by the Company in accordance with its terms (subject to the Enforceability Exceptions). The Guarantors are not in default or breach under the terms and conditions of the Limited Guarantee and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default, breach or failure by the Guarantors to satisfy a condition under the terms and conditions of the Limited Guarantee.

5.10    Certain Arrangements. Other than the Confidentiality Agreement, (i) as of the date of this Agreement, there are no and (ii) following the execution and delivery of this Agreement and until the earlier of Closing or termination of this Agreement, except pursuant to Section 6.1, there will be no Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) (a) between Parent, Merger Sub, the Sponsor or any of their Affiliates (other than any existing limited partner of the Guarantors or any of their Affiliates), on the one hand, and any member of the Company’s management or the Company Board or any beneficial owner of shares of Common Stock, on the other hand, that relate to the Company or any of its businesses or Subsidiaries (including those businesses and Subsidiaries following the Closing) or the Transactions (including as to continuing employment or equity roll-over) or (b) pursuant to which any stockholder of the Company would be entitled to receive value or consideration of a different amount or nature than the Merger Consideration or agrees to vote against or otherwise oppose any Company Superior Proposal.

5.11    Ownership of Common Stock. None of Parent, Merger Sub or any of their respective Affiliates is the “beneficial owner” (as defined in Section 607.0901 of the FBCA) of any shares of Common Stock or other securities of the Company or any options, warrants or other rights to acquire Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company. None of Parent, Merger Sub nor any of its “affiliates” or “associates” (each as defined in Section 607.0901 of the FBCA) is, or has been at any time with the last three (3) years, an “interested shareholder” as defined in Section 607.0901 of the FBCA. Neither Parent nor any of its subsidiaries has taken, or authorized or permitted any its Representatives to take, any action that would cause Parent or any of its “affiliates” or “associates” (each as defined in Section 607.0901 of the FBCA) thereof to be deemed an “interested shareholder” as defined in Section 607.0901 of the FBCA or otherwise render Section 607.0901 of the FBCA applicable to the Merger.

5.12    Brokers and Finders. Neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

5.13    Investigation; No Other Representations. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, technology, Liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, and each of them acknowledges that it and its Representatives have received access to certain books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties expressly set forth in Article IV (as qualified by the Company Disclosure Letter and any certificates delivered by the Company pursuant to this Agreement) and any certificate delivered by the Company pursuant to this Agreement, (a) the Company does not make, or has not made, and neither Parent nor Merger Sub has relied upon, any express or implied representations or warranties relating to the Company, its Subsidiaries or their respective businesses or otherwise, (b) no Person has been authorized by the Company to make any representation or warranty relating to it or its business or otherwise in connection with the Transactions and, if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent or Merger Sub or any of their representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in Article IV or any certificate delivered by the Company pursuant to this Agreement. Without limiting the foregoing, each of Parent and Merger Sub acknowledge and agree that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in Article IV (as qualified by the Company Disclosure Letter), neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1    Access to Information, Employees and Facilities.

(a)    For purposes of furthering the Transactions, from the date of this Agreement until the earlier of the Effective Time or the date this Agreement is terminated (the “Interim Period”), subject to Section 6.1(b) and Section 6.1(c), the Company shall, and shall cause its Subsidiaries to, give Parent and its Representatives, upon reasonable notice, reasonable access during normal business hours to the books and records (including personnel records), real property, offices and facilities of the Company and its Subsidiaries, and, during such normal business hours in the Interim Period, the Company shall, and shall cause its Subsidiaries to, make the officers and employees of the Company and its Subsidiaries available to Parent and its Representatives and to furnish to Parent all financial, operating and other data and information, in each case, as Parent shall from time to time reasonably request, including such monthly financial data as is customarily produced for the Company’s management; provided that this Section 6.1 does not authorize environmental testing or sampling of the Leased Real Property or Owned Real Property; and provided, further, that Parent shall keep the Company reasonably apprised of any discussions with officers and/or employees of the Company and its Subsidiaries for the purpose of negotiating and/or entering into any new employment or compensation arrangements; provided, that no such employment or compensation arrangements shall become effective prior to the Closing.

(b)    Nothing in Section 6.1(a) shall require the Company to provide access or to disclose any information to the other party or its Representatives if such access or disclosure, in the reasonable judgment of the Company’s legal counsel, would be in violation of applicable Laws or binding agreements entered into by the Company or its Subsidiaries prior to the date of this Agreement or would reasonably be expected to result in a loss or impairment of the protection of any attorney-client or work product privilege; provided, that in such instances the Company shall inform Parent of the general nature of the information being withheld and, upon Parent’s request, exercise commercially reasonable efforts to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in this sentence. If any of the information or material furnished pursuant to Section 6.1(a) includes material or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened Litigation or governmental investigations, each party hereto understands and agrees that the parties hereto have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties hereto that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement and the joint defense doctrine.

(c)    All such information provided by the Company shall be held in confidence in accordance with the Confidentiality Agreement, which Confidentiality Agreement will remain in full force and effect until Closing and shall automatically terminate on and with effect from the Closing.

6.2    Conduct of Business.

(a)    During the Interim Period, other than (i) as required by this Agreement, (ii) with the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned) or (iii) as required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course consistent with past practice and use its commercially reasonable efforts to maintain and preserve intact, in all material respects, its assets and business organization and their relationships with lenders, customers, vendors and employees and other material business relations; provided that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.2(b) (subject to the exceptions set forth therein) shall be deemed a breach of this sentence, unless such action would constitute a breach of such other provision.

(b)    The Company shall not, and shall cause its Subsidiaries not to, other than (w) as otherwise required by this Agreement, (x) with the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), (y) as required by applicable Law or (z) as set forth in Section 6.2(b) of the Company Disclosure Letter:

(i)    amend their respective Organizational Documents;

(ii)    split, combine or reclassify any capital stock, voting securities or other equity interests of the Company;

(iii)    make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except for (A) any such transactions solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or (B) the acceptance of shares of Common Stock, or withholding of shares of Common Stock otherwise deliverable, to satisfy withholding Taxes incurred in connection with the exercise, vesting and/or settlement of Company Equity Awards;

(iv)    grant any Company Equity Awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(v)    (A) issue, purchase, sell or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except (i) due to the exercise, vesting and/or settlement of Company Equity Awards granted prior to the date hereof in accordance with their terms or due to the completion of the Current ESPP Offering Period pursuant to the terms of the Company ESPP, or (ii) in transactions solely among the Company and its Subsidiaries or among the Company’s wholly owned Subsidiaries, or (B) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;

(vi)    adopt a plan of complete or partial liquidation, dissolution, merger, share exchange, consolidation, recapitalization or other reorganization, other than the Transactions and other than any mergers, consolidations or reorganizations solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or enter into any new line of business unrelated to its current business;

(vii)    incur, assume, endorse, guarantee or otherwise become liable for any indebtedness for borrowed money or issue or sell any debt securities or any rights to acquire any debt securities, except for (A) any indebtedness for borrowed money among the Company and/or its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company, (B) guarantees by the Company of indebtedness for borrowed money of wholly owned Subsidiaries of the Company or guarantees by wholly owned Subsidiaries of the Company of indebtedness for borrowed money of the Company or any of its wholly owned Subsidiaries, which indebtedness is incurred in compliance with this clause (vii) or is outstanding on the date hereof, (C) indebtedness incurred in the ordinary course of business pursuant to the Existing Credit Facilities, (D) guarantees of obligations under any Trade Credit Agreement made in the ordinary course of business consistent with past practice and (E) indebtedness incurred to replace, renew, extend, refinance or refund any such indebtedness of the Company or its wholly owned Subsidiaries, in the case of this clause (E), in the ordinary course of business, to the extent reasonably necessary to do so, and up to an amount equal to the indebtedness being replaced, renewed, extended, refinances or refunded (plus any related fees, expenses, premiums and accrued interest);

(viii)    other than in accordance with contracts or agreements in effect on the date hereof and set forth in Section 6.2(b) of the Company Disclosure Letter, sell, transfer, mortgage, subject to a Lien (other than a Permitted Lien) or otherwise dispose of any of its assets having a value in excess of $10,000,000 individually or $15,000,000 in the aggregate to any Person (other than to the Company or a wholly owned Subsidiary of the Company and other than sales of inventory held for sale in the ordinary course of business;

(ix)    acquire any assets (other than acquisitions of inventory held for sale in the ordinary course of business) or any other Person or business of any other Person (whether by merger, share exchange or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) or make any investment in any Person, in each case other than a wholly owned Subsidiary of the Company (or any assets thereof), either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any Person other than a wholly owned Subsidiary of the Company;

(x)    except as required by any Company Benefit Plan in effect as of the date hereof, (A) establish, adopt, amend or terminate any Company Benefit Plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, other than any such amendments to existing Company Benefit Plans that do not materially increase the annual cost to the Company of maintaining such Company Benefit Plan; provided that no such amendment shall include or increase any severance payments, (B) increase in any manner the compensation (including severance, change-in-control and retention compensation) or benefits of any current or former employees of the Company or its Subsidiaries, (C) pay or award, or commit to pay or award, any bonuses or incentive compensation (whether cash, equity, or equity-based), (D) hire or terminate the employment or service (other than for cause) of any current employee or independent contractor of the Business with total annual cash compensation of $250,000 or greater, or (D) accelerate the time of vesting or payment of any award under any Company Benefit Plan or otherwise;

(xi)    sell, assign, lease, exclusively license, abandon or permit to lapse, transfer or otherwise dispose of any Intellectual Property that is material to the Company and its Subsidiaries taken as a whole, other than the expiration of Intellectual Property at the end of its statutory term;

(xii)    implement or adopt any material change in its financial accounting principles or its methods, other than as may be required by GAAP or applicable Law;

(xiii)    (A) terminate or amend in a manner materially adverse to the Company or any of its Subsidiaries, any Company Material Contract or Lease other than, for the avoidance of doubt, any renewal or expiration in the ordinary course of business of such Company Material Contract or Lease according to such Material Contract’s or Lease’s terms on substantially the same terms (and except for any Company Material Contract set forth in Section 4.9(a)(i) of the Company Disclosure Letter), (B) enter into any contract or lease that, if entered into prior to the date hereof, would be a Company Material Contract or Lease, or (C) waive any material right under or release, settle or compromise any material claim under any Company Material Contract or Lease;

(xiv)    make any loan, advance or capital contribution to any Person, other than (x) in connection with any Trade Credit Agreement or (y) expense advancements in the ordinary course of business to directors, officers and employees of the Company;

(xv)    without prejudice to Section 6.11, pay, discharge, settle or satisfy any pending or threatened Litigation, other than settlements that are solely for monetary damages of less than $1,000,000 individually and $5,000,000 in the aggregate, other than any collection actions or trade disputes paid, settled, discharged or satisfied in the ordinary course of business;

(xvi)    (i) modify, extend, or enter into any collective bargaining agreement or other Contract with any labor union, labor organization, works council or group of employees or (ii) recognize or certify any labor union, labor organization, works council, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(xvii)    announce or implement any employee layoffs that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws;

(xviii)    make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, file any material amended Tax Return, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to Taxes, settle any claim, audit, assessment or dispute with respect to Taxes for an amount materially in excess of the amount reserved as of the date hereof with respect to such Taxes in the Company SEC Documents, surrender any right to claim a refund of a material amount of Taxes or request or consent to a waiver of the statute of limitations or extension of time with respect to any material Taxes or Tax Return;

(xix)    enter into any Affiliate Contracts;

(xx)    make capital expenditures in excess of $10,000,000 per month (in the aggregate since the date hereof);

(xxi)    alter or amend the Company’s policies, practices or conduct related to cash management customs and practices (including Accounts Payable Supply Chain Financing and with respect to maintenance of working capital balances, collection of accounts receivable, payment of accounts payable, accrued liabilities and other liabilities and pricing and credit policies, standard terms and conditions, retention of title policies, or the sale, securitization, factoring or transfer of any accounts receivable) other than in the ordinary course of business consistent with past practice; or

(xxii)    authorize any of, or agree or commit to do any of, the foregoing actions.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing, except as expressly set forth herein. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Company and its Subsidiaries.

(c)    Except as required by this Agreement or as required by applicable Law, during the Interim Period, Parent shall not, and shall not permit any of its Subsidiaries to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a material portion of the assets of or equity in, any Person (a “Specified Acquisition”) or enter into any new line of business, if the entering into of a definitive agreement relating to or the consummation of such a Specified Acquisition or the entering into of such new line of business, as applicable, would reasonably be expected to (A) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent to procure, any authorizations, consents, orders, declarations or approvals of any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated hereby or (B) materially increase the risk of any Governmental Authority entering an order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated hereby or (ii) take any action that is intended to or will materially delay the ability of Parent to otherwise perform its covenants and agreements under this Agreement or to consummate the Transactions.

(d)    The Company shall comply with the obligations set forth on Section 6.2(d) of the Company Disclosure Letter.

6.3    Obligations of Merger Sub. Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

6.4    Go-Shop; No Solicitation.

(a)    Go Shop. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. New York City time on December 9, 2019 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to (i) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or offer that would constitute, or would reasonably be expected to lead to, a Company Takeover Proposal, (ii) provide information (including non-public information and data) relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub) to any Person (and its Representatives, including potential financing sources) pursuant to an Acceptable Confidentiality Agreement; provided that competitively sensitive information or data provided to any such Person who is or whose Affiliates are a competitor of the Company or any of its Subsidiaries will only be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data; provided, further, the Company shall provide to Parent and Merger Sub any non-public information or data that is provided to any Person given such access that was not previously made available to Parent or Merger Sub prior to or substantially concurrently with the time it is provided to such Person, (iii) engage in, enter into, continue or otherwise participate in, any discussions or negotiations with any Persons (and their respective Representatives, including potential financing sources) with respect to any Company Takeover Proposals (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to a Company Takeover Proposal) and (iv) cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Company Takeover Proposals, including granting a waiver, amendment or release under any pre-existing standstill or similar provision to the extent necessary to allow for a confidential Company Takeover Proposal or amendment to a confidential Company Takeover Proposal to be made to the Company. As promptly as reasonably practicable, and in any event within one (1) Business Day following the No-Shop Period Start Date, the Company shall deliver to Parent a written notice setting forth the identity of each Person or group of Persons from whom the Company or any of its Representatives has received a Company Takeover Proposal prior to the No-Shop Period Start Date.

(b)    No Solicitation or Negotiation. Except as expressly permitted by this Section 6.4, from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall cause each of its Subsidiaries and its and their respective officers and directors, and shall instruct its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage or facilitate any proposal or offer or any inquiries regarding the making of any proposal or offer, including any proposal or offer to its stockholders, that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, or (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with or for the purpose of encouraging or facilitating, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal (other than, in response to an unsolicited inquiry that did not arise from a breach of Section 6.4(b) (other than any breach that is both immaterial and unintentional), solely to ascertain facts from the Person making such Company Takeover Proposal required by its fiduciary duties about such Company Takeover Proposal and the Person that made it). The Company shall, and the Company shall cause its Subsidiaries, and its and their respective officers and directors to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives to, immediately after the No-Shop Period Start Date cease any and all existing solicitation, discussions or negotiations with any Persons (or provision of any nonpublic information to any Persons) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, except as set forth in the last sentence of this Section 6.4(b). Within four (4) Business Days following the No-Shop Period Start Date, the Company shall (A) request in writing that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of a Company Takeover Proposal or potential Company Takeover Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such person or any of its Representatives in accordance with the terms of such confidentiality agreement and (B) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal by such Person and its Representatives. Notwithstanding the commencement of the No-Shop Period Start Date, the Company may grant waivers, amendments or releases under any pre-existing standstill or similar provision to any Person to the extent necessary to allow for a confidential Company Takeover Proposal or amendment to a confidential Company Takeover Proposal to be made to the Company.

(c)    Superior Proposals. Notwithstanding anything to the contrary contained in this Agreement, if at any time from and after the No-Shop Period Start Date and prior to obtaining the Company Stockholder Approval, the Company receives a bona fide written Company Takeover Proposal from any Person that did not result from a breach of Section 6.4(b) (other than any breach that is both immaterial and unintentional), and if the Company Board determines in good faith, in its reasonable discretion after consultation with its independent financial advisors and/or outside legal counsel, (x) that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, and (y) failure to take the actions set forth in clauses (A) and (B) below would be inconsistent with its fiduciary duties under applicable Law, then the Company and its Representatives may, in response to such Company Takeover Proposal, (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person that has made such written Company Takeover Proposal and its Representatives; provided that competitively sensitive information or data provided to any such Person who is a competitor of the Company or any of its Subsidiaries will only be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data (provided, that the Company shall, prior to or substantially concurrently with the delivery to such Person, provide to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such information has been previously provided to Parent) and (B) engage in or otherwise participate in discussions or negotiations with the Person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal.

(d)    Notice. At any time after the No-Shop Period Start Date and until the earlier to occur of the termination of this Agreement and the Effective Time, the Company shall (i) promptly (and in no event later than 24 hours after receipt) notify Parent in writing in the event that the Company or any of its Subsidiaries or its or their Representatives receives a Company Takeover Proposal or any offer, proposal, inquiry or request for information or discussions relating to the Company or its Subsidiaries that is or would be reasonably likely to lead to a Company Takeover Proposal or in each case, any amendment or modification to the material terms of any Company Takeover Proposal, including the identity of the Person making the Company Takeover Proposal or offer, proposal, inquiry or request and the material terms and conditions thereof (along with unredacted copies of all proposed transaction documents received by the Company or any of its Representatives after the No-Shop Period Start Date, with respect to any other Person), and (ii) keep Parent reasonably informed, on a reasonably current basis (but in no event more often than once every forty eight (48) hours), as to the status of (including any material developments with respect to) such Company Takeover Proposal, offer, proposal, inquiry or request.

(e)    Change in Recommendation or Termination in Response to Company Superior Proposal. Notwithstanding anything else in this Agreement to the contrary, from the date hereof, except as expressly permitted by this Section 6.4(e), neither the Company Board nor any committee thereof shall (i) (A) change, qualify, withhold, withdraw or modify, or authorize or resolve to or publicly propose or announce its intention to change, qualify, withhold, withdraw or modify, in each case in any manner adverse to Parent, the Recommendation, or fail to include the Recommendation in the Proxy Statement in accordance with Section 6.5, (B) adopt, approve, endorse or recommend to the stockholders of the Company, or resolve to or publicly propose or announce its intention to adopt, approve, endorse or recommend to the stockholders of the Company, a Company Takeover Proposal, (C) within five (5) Business Days of Parent’s written request, fail to make or reaffirm the Recommendation following the date any Company Takeover Proposal or any material modification thereto is first published or sent or given to the stockholders of the Company; provided, that Parent may not make any such request on more than one occasion in respect of any Company Takeover Proposal or more than one occasion in respect of any material modification of a Company Takeover Proposal, (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Company Takeover Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer, or (E) publicly propose or agree to any of the foregoing (any action described in this clause (i) being referred to as a “Change of Recommendation”), or (ii) cause or direct the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, share exchange agreement, option agreement, expense reimbursement agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to, or that would reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.4(c)) (a “Company Acquisition Agreement”) or publicly propose or agree to do any of the foregoing. Notwithstanding anything to the contrary set forth in this Agreement, prior to obtaining the Company Stockholder Approval, the Company Board may, in response to a Company Superior Proposal received by the Company after the date of this Agreement that did not result from a breach of Section 6.4(b) (other than any breach that is both immaterial and unintentional), (x) make a Change of Recommendation, (y) in connection with a

Company Superior Proposal or a Company Takeover Proposal in compliance with this Section 6.4, exempt any Person from the restrictions of any Takeover Laws or (z) cause the Company to validly terminate this Agreement in accordance with Section 8.1(d)(ii); provided that prior to making such Change of Recommendation or terminating this Agreement in accordance with Section 8.1(d)(ii), (A) the Company shall have given Parent at least three (3) Business Days’ prior written notice of its intention to take such action, including the material terms and conditions of, and the identity of the person making any such Company Superior Proposal and contemporaneously provided to Parent a copy of the Company Superior Proposal, a copy of any proposed Company Acquisition Agreement and all related documentation, (B) during such three (3) Business Day period following the date on which such notice is received, the Company shall and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement as Parent may propose, (C) upon the end of such notice period (or such subsequent notice period as contemplated by clause (D) below), the Company Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its independent financial advisors and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal, and (D) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (provided that the notice period thereunder shall only be one (1) Business Day) during which time the Company shall be required to comply with the requirements of this Section 6.4(e) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso. For the avoidance of doubt, solely with respect to a Company Superior Proposal received prior to December 9, 2019 (and the Person making such Company Superior Proposal), the No-Shop Period Start Date shall be tolled and shall not take effect during the periods described in the foregoing sentence.

(f)    Change of Recommendation in Response to Intervening Event. Notwithstanding anything herein to the contrary, prior to obtaining the Company Stockholder Approval, the Company Board may, solely in response to an Intervening Event, make a Change of Recommendation, if the Company and the Company Board are not in breach of their obligations under Section 6.4(a), or 6.4(b) (other than any breach that is both immaterial and unintentional), as applicable, and the Company Board determines in good faith in its reasonable discretion, after consultation with the Company’s independent financial advisor and outside legal counsel, that the failure of the Company Board to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company Board shall not be entitled to effect such a Change of Recommendation until (i) the Company shall have given Parent at least three (3) Business Days’ prior written notice of its intention to effect such a Change of Recommendation and specifying the reasons therefor, which notice shall include a description the applicable Intervening Event, (ii) during the three (3) Business Day period following the date on which such notice is received, the Company shall and shall cause its Representatives to negotiate in good faith with Parent (to the extent Parent wishes to negotiate), to make adjustments to the terms and conditions of this Agreement and (iii) following the end of such three (3) Business Day period, the Company Board, after consultation with the Company’s independent financial advisor and/or outside legal counsel and taking in account any revisions to the terms and conditions of this Agreement proposed by Parent, shall have determined in good faith in its reasonable discretion that the failure of the Company Board to make such a Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law.

(g)    Nothing contained in this Section 6.4 shall prohibit the Company or the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act (including pursuant to the second proviso set forth in Section 6.8), (ii) making any disclosure to the stockholders of the Company that is required by Law or (iii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that this Section 6.4(g) shall not be deemed to permit the Company Board to make a Change of Recommendation other than in accordance with Section 6.4(e) or Section 6.4(f).

6.5    Proxy Statement; Company Stockholders Meeting.

(a)    As promptly as reasonably practicable after the execution of this Agreement (and in any event no later than twenty (20) Business Days after the date of this Agreement), the Company shall prepare and file with the SEC the Proxy Statement in preliminary form, which shall, subject to Section 6.4, include the Recommendation. The Company shall use all reasonable efforts to respond as promptly as practicable to any comments by the SEC staff in respect of the Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the date of this Agreement; provided that in no event shall the Company be required to mail the Proxy Statement to holders of Common Stock prior to five Business Days after the No-Shop Start Date. Parent and Merger Sub shall exercise reasonable best efforts to furnish all information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. The Company shall provide Parent a reasonable opportunity to review and propose comments on the Proxy Statement prior to the filing thereof (and any amendments or supplements thereto) or any responses or other communications to the SEC or its staff and shall in good faith consider such comments reasonably proposed by Parent for inclusion therein. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. The Company shall use reasonable best efforts to cause the Proxy Statement to be mailed to holders of Common Stock as of the record date established for the Company Stockholders Meeting as promptly as practicable, and in no event more than five (5) Business Days, after the date on which the SEC confirms that it has no further comments on the Proxy Statement; provided that in no event shall the Company be required to mail the Proxy Statement to holders of Common Stock prior to five Business Days after the No-Shop Start Date.

(b)    If at any time prior to the Company Stockholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by a party, which information should be set forth in an amendment or supplement to the Proxy Statement, the party that discovers such information shall promptly notify the other party and the Company shall use reasonable best efforts to prepare (with the assistance of Parent) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by applicable Law. The Company further agrees to use reasonable best efforts to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its stockholders, in each case as and to the extent required by applicable Law.

(c)    Subject to the other provisions of this Agreement, the Company shall (i) take all actions required under the FBCA and the Articles of Incorporation and Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders promptly following the mailing of the Proxy

Statement for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders Meeting”), with the record date and meeting date of the Company Stockholders Meeting to be selected in compliance with the FBCA and after reasonable consultation with Parent, and (ii) subject to a Change of Recommendation pursuant to, and in accordance with, Section 6.4, use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby. Except as Parent shall have otherwise consented to in writing in advance (which consent shall not be unreasonably withheld), the approval of this Agreement shall be the only matter (other than procedural matters and matters that are required by the Exchange Act or other applicable Law to be voted on by the Company’s stockholders in connection therewith) which the Company shall propose to be acted on by the Company’s stockholders at the Company Stockholders Meeting. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Stockholders Meeting at any time prior to the 20th Business Day following the mailing of the Proxy Statement to the Company’s stockholders.

(d)    Notwithstanding anything to the contrary in this Agreement but subject to the FBCA, unless and until this Agreement is terminated in accordance with its terms, the Company’s obligation to call, give notice of, convene and hold the Company Stockholders Meeting under this Agreement shall not be limited, or otherwise affected, by the commencement, disclosure, announcement or submission to the Company of any Company Takeover Proposal, and once established, the Company shall not change the record date for the Company Stockholders Meeting or postpone or adjourn the Company Stockholders Meeting without the prior written consent of Parent. Notwithstanding the foregoing, (i) if the Company reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained at the Company Stockholders Meeting, including due to an absence of quorum, then prior to the vote contemplated having been taken, the Company shall have the right to require an adjournment, delay or postponement of the Company Stockholders Meeting for the purpose of soliciting additional votes in favor of the approval of this Agreement, and (ii) if requested by Parent on no more than one occasion, the Company shall adjourn, delay or postpone the Company Stockholders Meeting, if Parent reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained at the Company Stockholders Meeting; provided, however, in each case, the Company shall not adjourn, delay or postpone the Company Stockholders Meeting for more than thirty (30) days after the date for which the Company Stockholders Meeting is originally scheduled. The Company shall keep Parent informed on a reasonably current basis regarding its solicitation efforts and proxy tallies following the dissemination of the Proxy Statement to the Company’s stockholders.

6.6    Efforts

(a)    Parent, Merger Sub and the Company shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Transactions as promptly as practicable, including (i) preparing and filing all forms, registrations and notifications to or with any Governmental Authority required to be filed to consummate the Transactions, (ii) using reasonable best efforts to satisfy the conditions to consummating the Transactions, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, Order or approval of, waiver or any exemption by, any Governmental Authority (including furnishing all information and documentary material required under the HSR Act or other applicable Competition Laws) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the

Transactions or the taking of any action contemplated by this Agreement, and (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions.

(b)    Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Authority undertaken pursuant to the provisions of this Section 6.6. In that regard, prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to and provide any necessary information and assistance as the other parties may reasonably request with respect to (and, in the case of correspondence, provide the other parties (or their counsel) with copies of) all notices, submissions or filings made by or on behalf of such party or any of its Affiliates with any Governmental Authority or any other information supplied by or on behalf of such party or any of its Affiliates to, or correspondence with, any Person in connection with this Agreement and the Transactions. Each party to this Agreement shall promptly inform the other parties to this Agreement, and if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the other parties orally of) any substantive communication from or to any Governmental Authority regarding the Transactions, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed substantive communication or submission with any such Governmental Authority. No party or any of its Affiliates shall participate in any substantive meeting or teleconference with any Governmental Authority in connection with this Agreement and the Transactions unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat. Notwithstanding the foregoing, Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.6(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Notwithstanding anything to the contrary contained in this Section 6.6, materials provided pursuant to this Section 6.6 may be redacted (i) to remove references concerning the valuation of the Company and the Transactions, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege concerns. Notwithstanding the foregoing, and subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Authority consistent with its obligations under this Section 6.6.

(c)    The Company and Parent shall make or file, as promptly as practicable, with the appropriate Governmental Authority all filings, forms, registrations and notifications required to be filed to consummate the Merger under any applicable Competition Law, and subsequent to such filings, the Company and Parent shall, and shall cause their respective Affiliates to, as promptly as practicable, respond to inquiries from Governmental Authorities, or provide any supplemental information that may be requested by Governmental Authorities, in connection with filings made with such Governmental Authorities. The Company and Parent shall file their notification and report forms under the HSR Act no later than ten (10) Business Days after the date of this Agreement, and any filings, notifications or submissions required under any other applicable Competition Laws as promptly as practicable after the date of this Agreement.

(d)    Without limiting the generality of the foregoing, in connection with the efforts referenced in Section 6.6(c) so as to permit the Closing to occur as promptly as practicable and in any event before the Termination Date, Parent, Merger Sub and the Company shall, and shall cause their respective Affiliates to (subject to it being conditioned on the consummation of the Transactions), (i) propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate, and other disposition of and restriction on the businesses, assets, properties, product lines, and equity interests of, or changes to the conduct of business of, the Company, Parent and their respective Affiliates (including the Surviving Corporation and its Affiliates), (ii) create, terminate, or divest relationships, ventures, Contractual rights or obligations of the Company or Parent or their respective Affiliates, and (iii) otherwise take or commit to take any action that would limit Parent’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of Parent or the Company (including any of their respective Affiliates). If requested by Parent, the Company will agree to any action contemplated by this Section 6.6; provided, that any such agreement or action is conditioned on the consummation of the Transactions. Without limiting the foregoing, in no event will the Company (and the Company will not permit any of its Affiliates to) propose, negotiate, effect or agree to any such actions without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

(e)    In furtherance and not in limitation of the covenants of the parties contained in this Section 6.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Transactions or any other transaction contemplated by this Agreement as in violation of any Competition Law, each of the Company and Parent shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(f)    Notwithstanding anything herein to the contrary, Parent shall bear the cost of any filing fee payable to a Governmental Authority in connection with any filings made under this Section 6.6.

6.7    Employee Matters.

(a)    During the period commencing on the Closing Date and ending on the earlier of (i) January 31, 2021, and (ii) the first (1st) anniversary of the Effective Time (or, if shorter, the period of employment of the relevant Continuing Employee), Parent shall provide, or cause its Subsidiaries to provide, each employee of the Company or any of its Subsidiaries as of the Closing, to the extent that each such employee remains employed with Parent or any of its Subsidiaries (including the Surviving Corporation) as of and following the Closing (any such employee, a “Continuing Employee”) with: (x) at least the same annual base salary or base wage rate as in effect immediately prior to the Closing Date, (y) at least the same cash bonus or other short-term cash incentive opportunities provided to such Continuing Employee by the Company in respect of the fiscal year in which the Closing Date occurs, and (z) other employee benefits (excluding any defined benefit pension, nonqualified deferred compensation, post-termination or retiree health or welfare and equity or equity-based benefits) that are substantially similar in the aggregate to such employee benefits provided under the Company Benefit Plans in which the Continuing Employee participated immediately prior to the Closing Date (excluding any defined benefit pension, nonqualified deferred compensation, post-termination or retiree health or welfare and equity or equity-based benefits); provided, that Parent shall provide or cause its Subsidiaries to provide any employee benefits required by applicable Law. Without limiting the immediately preceding sentence, Parent shall provide, or shall cause its Subsidiaries to provide, for the period commencing on the Closing Date and ending on the earlier of (i) January 31, 2021, and (ii) the first (1st) anniversary of the Effective Time, each Continuing Employee with severance benefits on the terms and conditions and at the levels set forth on Section 6.7(a) of the Company Disclosure Letter, determined (x) without taking into account any reduction after the Closing in compensation paid to such Continuing Employee and (y) by taking into account each Continuing Employee’s service with the Company and its Subsidiaries (and any predecessor entities) and, after the Closing, Parent and its Subsidiaries.

(b)    Periods of employment of Continuing Employees with the Company or any of its current or former Affiliates, to the same extent and for the same purposes as recognized under any comparable Company Benefit Plan of the Company and its Affiliates, including their predecessor entities, shall be taken into account for purposes of (i) eligibility for participation, (ii) vesting, and (iii) determining level of benefits of the employee benefit plan (excluding any plan providing for defined benefit pension benefits to participants primarily based in the United States, nonqualified deferred compensation, equity or equity-based compensation, or post-termination or retiree health or welfare benefits) offered by Parent or a Subsidiary of Parent to the Continuing Employees, during the calendar year in which the Closing Date occurs; provided, however, that Parent and its Affiliates shall not be required to recognize such service to the extent such credit would result in duplication of benefits or compensation. Additionally, during the applicable plan year in which the Closing Date occurs, Parent shall, or cause its Subsidiaries to, (A) waive any pre-existing condition limitations under all applicable group health care plans of Parent or a Subsidiary of Parent to the extent such condition was satisfied or waived under the comparable Company Benefit Plan prior to the Closing Date and (B) credit all Continuing Employees and their eligible dependents with all payments credited against out-of-pocket maximums and deductible payments and co-payments paid by such Person, in each case, under the Company Benefit Plan providing health insurance during the portion of the plan year prior to the Closing Date for the purpose of determining the extent to which any such Person has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health insurance plans of Parent or a Subsidiary of Parent for such plan year.

(c)    Parent shall, or shall cause its Subsidiaries to, assume and honor all Company Benefit Plans (other than Company Equity Plans and the Company ESPP) set forth on Section 4.11(a) of the Company Disclosure Letter in accordance with their terms.

(d)    Within forty-five (45) days following the date hereof, the Company shall provide Parent with (i) complete and correct copies of each US Benefit Plan (and any applicable corresponding items set forth in clauses (i) through (v) of the last sentence of Section 4.11(a)) not provided or made available to Parent on or prior to the date of this Agreement, (ii) complete and correct copies of each material Company Benefit Plan that is sponsored or maintained primarily for the benefit of employees of the Company and its Subsidiaries who are based in a country other than the United States (and any applicable corresponding items set forth in clauses (i) through (v) of the last sentence of Section 4.11(a)), and (iii) complete and correct copies of each collective bargaining, labor or trade union, works council or similar Contract with any employee representative body to which any employee of the Company or its Subsidiaries is subject to as of the date of this Agreement.

(e)    Nothing in this Section 6.7 shall (i) be treated as the establishment of, an amendment of, or undertaking to establish or amend, any Company Benefit Plan or any other compensation benefit plan, program, policy, agreement or arrangement or (ii) prohibit Parent or any of its Affiliates from establishing, amending, modifying or terminating any Company Benefit Plan or any other compensation or benefit plan, program, policy, agreement or arrangement or from terminating or modifying the employment or engagement of any Continuing Employee or other service provider. The provisions of this Section 6.7 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 6.7, express or implied, shall confer upon any Continuing Employee, or legal representative or beneficiary thereof or other Person, any rights or remedies, including third-party beneficiary right or any right to employment or continued employment (or any particular term or condition of employment) for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right of any employee or beneficiary of such employee or other Person under any other compensation or employee benefit plan, program, policy, agreement or arrangement that such employee or beneficiary or other Person would not otherwise have under the terms of any such benefit plan without regard to this Agreement.

6.8    Public Announcements. The Company and Parent agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be joint and in a form agreed to by the parties and the parties shall consult with each other before issuing any subsequent press release or making any other public announcement with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public announcement without the prior consent of the other party (which shall not be unreasonably withheld, delayed or conditioned); provided that (a) a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public announcement to the extent required by applicable Law or the applicable rules of any stock exchange or by any regulatory authority, (b) each of the Company and Parent may make press releases or public communications concerning this Agreement and the Transactions that consist solely of information previously disclosed in previous press releases or announcements made by Parent and/or the Company in compliance with this Section 6.8 and (c) each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or analysts or those participating in investor calls or industry conferences, so long as such statements consist solely of information previously disclosed in previous press releases, public disclosures or public statements made by Parent and/or the Company in compliance with this Section 6.8; provided, further, (x) the Company shall be permitted to issue press releases or make public announcements with respect to any Company Takeover Proposal or from and after a Change of Recommendation without being required to consult with Parent but after providing a copy of such press release or public announcement to Parent prior to issuance thereof and (y) Parent and its Affiliates shall be permitted to make communications to, and provide ordinary course information to its Financing Sources, its direct and indirect equityholders, existing or prospective general and limited partners, members, managers and investors of any of its Affiliates, in each case, who are subject to customary confidentiality restrictions.

6.9    Indemnification and Insurance.

(a)    From and after the Effective Time for a period of six (6) years, the Surviving Corporation and Parent shall, to the fullest extent permitted by applicable Laws, as now or hereafter in effect: (i) indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the Effective Time will be, serving as a director or officer of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of the Company or any of its Subsidiaries of the Company or any of its Subsidiaries (collectively, the “Covered Persons”) in connection with any D&O Claim and any losses, claims, damages, liabilities, Claim Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such D&O Claim (without prejudice to Section 6.11), and (ii) promptly advance to such Covered Person any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any D&O Claim in advance of the final disposition of such D&O Claim, including payment on behalf of or advancement to the Covered Person of any Claim Expenses incurred by such Covered Person in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case subject to the Covered Person to whom Claim Expenses are advanced providing, to the extent required by applicable Law, an undertaking to repay such advances if it is finally determined by a court of competent jurisdiction that such Covered Person is not entitled to indemnification. In the event of any such D&O Claim, Parent and the Surviving Corporation shall cooperate with the Covered Person in the defense of any such D&O Claim. All rights to indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a director, officer or employee of the Company or any of its Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, successors, executors and personal and legal representatives for a period of six (6) years from the Effective Time.

(b)    For not less than six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, limitations on liability of Covered Persons, indemnification of and advancement of expenses to Covered Persons than are set forth as of the date hereof in the Certificate of Incorporation and the Bylaws. Notwithstanding anything herein to the contrary, if any D&O Claim (whether arising before, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 6.9(b) shall continue in effect until the final disposition of such D&O Claim. Following the Effective Time, the Company shall cause (and Parent shall cause the Company to cause) the indemnification Contracts in existence on the date of this Agreement set forth on Section 6.9(b) of the Company Disclosure Letter with any of the Covered Persons to continue in full force and effect in accordance with their terms.

(c)    At the Company’s expense, the Company may at its option, or if Parent requests, the Company shall, prior to the Effective Time, purchase (and pay in full the aggregate premium for) a six (6)-year prepaid “tail” insurance policy (which policy by its express terms shall survive the Merger) of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the covered individuals as the Company’s and its Subsidiaries’ existing directors’ and officers’ insurance policy or policies with a claims period of six (6) years from the Effective Time for D&O Claims arising from facts, acts, events or omissions that occurred on or prior to the Effective Time; provided that the premium for such tail policy shall not exceed two hundred fifty percent (250%) of the aggregate annual amounts currently paid by the Company and its Subsidiaries for such insurance (such amount being the “Maximum Premium”). If the Company fails to obtain such tail policy prior to the Effective Time, Parent or the Surviving Corporation shall obtain such a tail policy; provided, however, that the premium for such tail policy shall not exceed the Maximum Premium; provided, further, that if such tail policy cannot be obtained or can be obtained only by paying aggregate annual premiums in excess of the Maximum Premium, Parent, the Company or the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Maximum Premium. Parent and the Surviving Corporation shall cause any such policy (whether obtained by Parent, the Company or the Surviving Corporation) to be maintained in full force and effect, for its full term, and Parent shall cause the Surviving Corporation to honor all its obligations thereunder.

(d)    In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) sell all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.9.

(e)    The obligations under this Section 6.9 shall not be terminated or modified in any manner that is adverse to any Covered Persons (and their respective successors and assigns), it being expressly agreed that each Covered Person (including their respective successors and assigns) shall be a third party beneficiary of this Section 6.9. In the event of any breach by the Surviving Corporation or Parent of this Section 6.9, the Surviving Corporation shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section 6.9 as such fees are incurred, upon the written request of such Covered Person.

6.10    Exchange Delisting; Listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable the delisting by the Surviving Corporation of the Common Stock from NASDAQ and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.11    Transaction Litigation. The Company shall provide Parent prompt notice of any litigation brought by any stockholder of the Company or purported stockholder of the Company against the Company, any of its Subsidiaries or any of their respective directors or officers relating to the Transactions, and shall keep Parent informed on a prompt basis with respect to the status thereof. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation and reasonably cooperate with Parent in conducting the defense or settlement of such litigation, and no such settlement or any disclosure in connection therewith shall be agreed without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.11 and Section 6.2 or Section 6.6, the provisions of this Section 6.11 shall control.

6.12    Rule 16b-3. Prior to the Effective Time, the Company shall take all such reasonable steps as may be necessary to cause any dispositions of Company equity securities pursuant to the Transactions by each individual (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with applicable SEC rules and regulations and interpretations of the SEC staff.

6.13    Takeover Law. Neither Parent nor the Company or any of its Subsidiaries shall take any action that would cause any Takeover Law to become applicable to this Agreement or the Transactions, and each of Parent and the Company shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement and/or the Transactions from any applicable Takeover Law now or hereafter in effect. If any Takeover Law may become, or may purport to be, applicable to this Agreement and/or the Transactions, each of Parent and the Company shall promptly take such reasonable actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and to otherwise act to eliminate or minimize the effects of any Takeover Law on this Agreement and/or any of the Transactions.

6.14    Payoff and Termination of Securitization Facility.

(a)    The Company shall use its reasonable best efforts to obtain and deliver to Parent, at least one (1) Business Day prior to the Closing Date (with drafts to be delivered at least three (3) Business Days prior to the Closing Date), customary payoff letters with respect to each of the

Existing Credit Facilities in form and substance reasonably satisfactory to Parent, which payoff letters shall, among other things, (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties and any other monetary obligations then due and payable under such Existing Credit Facilities (the “Payoff Amount”), (ii) provide that upon receipt of the Payoff Amount under each such payoff letter, such indebtedness and all related loan documents (or similar agreements) shall be terminated and (iii) provide that all Liens (if any) and guarantees in connection with such Existing Credit Facilities relating to the Company and its Subsidiaries securing the obligations under such Existing Credit Facilities shall be released and terminated upon receipt of the Payoff Amount.

(b)    The Existing Receivables Securitization Program and all commitments thereunder shall be terminated (other than amounts not in excess of $200,000,000 which many remain outstanding during the pendency of such termination) or arrangements reasonably satisfactory to Parent for such termination shall have been made on or prior to the Closing Date. Without limiting the generality of the foregoing, the Company shall use its commercially reasonable efforts to obtain a waiver of the 30 day notice requirement to terminate the Existing Receivables Securitization Program (the “Securitization Termination Notice Period”). The Company shall also use its commercially reasonable efforts to obtain and deliver to Parent, at least one (1) Business Day prior to the Closing Date (with drafts to be delivered at least three (3) Business Days prior to the Closing Date), a customary payoff letter with respect to the Existing Receivables Securitization Program in form and substance reasonably satisfactory to Parent, which payoff letter shall, among other things, (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties and any other monetary obligations then due and payable under the Existing Receivables Securitization Program (the “Securitization Payoff Amount”), (ii) provide that upon receipt of the Securitization Payoff Amount under such payoff letter, such indebtedness shall be terminated and (iii) provide that all Liens and guarantees in connection with the Existing Receivables Securitization Program securing the obligations under such Existing Receivables Securitization Program shall be released and terminated, and all related transaction documents (or similar agreements) shall be terminated, upon payment of the Securitization Payoff Amount.

6.15    Financing.

(a)    Each of Parent and Merger Sub shall, and shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms (including the market “flex” provisions) (or on other terms acceptable to Parent, so long as such terms, with respect to conditionality, are no less favorable to Parent or Merger Sub) and subject only to the conditions set forth in the Financing Letters, including using reasonable best efforts to (i) maintain in effect and comply with the Financing Letters and the definitive agreements relating to the Financing, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms (including the market “flex” provisions) and subject only to the conditions set forth in the Debt Commitment Letter (or on other terms acceptable to Parent, subject to the Prohibited Financing Modifications), (iii) satisfy on a timely basis, taking into account the expected timing of the Marketing Period, all conditions that are within its control and applicable to Parent and Merger Sub in the Financing Letters and the definitive agreements related thereto (including by consummating the Equity Financing at or prior to the Closing on the terms and subject to the conditions set forth in the Equity Commitment Letter) (or, if necessary or deemed advisable by Parent, seek the waiver of conditions applicable to Parent and Merger Sub contained in such Debt Commitment Letter or such definitive agreements related thereto), (iv) upon the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to consummate the Transactions, consummate the Financing at the Closing and cause the lenders and the other Persons committing to fund the Financing to fund the Financing at Closing, and (v) enforce its rights under the Financing Letters and the definitive agreements relating to the Financing. Parent and Merger Sub shall not, and shall cause its respective Affiliates to not, without the prior written consent of the Company, (x) agree to or permit any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the Equity Commitment Letter (other than as expressly permitted under the Equity Commitment Letter as in effect on the date hereof) or (y) agree to or permit any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the Debt Commitment Letter, any related fee letter or the definitive agreements relating to the Debt Financing if, in the case of this clause (y), such termination, amendment, supplement, modification or waiver would (A) reduce the aggregate amount of any portion of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount as compared to the fees and original issue discount contemplated by the Debt Commitment Letter on the date of this Agreement unless the Debt Financing or Equity Financing is increased by a corresponding amount) such that the aggregate amount of the Financing (after taking into account available cash of the Company and its Subsidiaries (but giving due consideration to any material tax consequences related to repatriation)) would be below the amount required to pay the Required Amounts at the Closing, (B) impose new or additional conditions precedent to the availability of the Debt Financing or otherwise expand, amend or modify any of the conditions precedent to the Debt Financing in a manner that would reasonably be expected to delay or prevent the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) or (C) materially and adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements with respect to the Debt Financing (the foregoing clauses (A) through (C), collectively, the “Prohibited Financing Modifications”). For the avoidance of doubt, the Debt Commitment Letter may be amended or modified to add lenders, lead arrangers, co-managers, bookrunners, syndication agents or any person with similar roles or titles who had not executed the Debt Commitment Letter as of the date of this Agreement. Parent shall promptly deliver to the Company copies of any amendment, modification, supplement, consent or waiver to or under any Financing Letter or the definitive agreements relating to the Financing promptly upon execution thereof. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 6.15 shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (x) seek the Equity Financing from any source other than the counterparties to, or in any amount in excess of that contemplated by, the Equity Commitment Letter, or (y) pay any fees in excess of those contemplated by the Equity Commitment Letter or the Debt Commitment Letter (including any market “flex” provision contained therein).

(b)    Parent shall promptly inform the Company upon request in reasonable detail of the status of its efforts to arrange the Debt Financing and, upon request, provide to the Company complete, correct and executed copies of the material definitive documents for the Debt Financing. Parent and Merger Sub shall give the Company prompt written notice (i) of any breach, default, termination, cancellation or repudiation by any party to any of the Financing Letters or definitive documents related to the Financing of which Parent or Merger Sub becomes aware (or any event or circumstance, that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach, default, termination, cancellation or repudiation), (ii) of the receipt by Parent or Merger Sub of any written notice or other written communication from any Financing Source with respect to any (A) breach, default, termination, cancellation or repudiation by any party to any of the Financing Letters or any definitive document related to the Financing of any provisions of the Financing Letters or any definitive document related to the Financing or

(B) material dispute or disagreement between Parent and any Financing Source or among any parties to any of the Financing Letters or any definitive document related to the Financing, in each case regarding the obligation to fund the Financing in an amount necessary to fund the Required Amount on the terms and in the manner contemplated by the Financing Letters, (iii) of the occurrence of an event or development that could reasonably be expected to adversely impact or delay in any material respect the ability of Parent or Merger Sub to obtain all or any portion of the Financing necessary to fund the Required Amount on the terms and in the manner contemplated by the Financing Letters and (iv) if for any reason Parent no longer believes in good faith that it will be able to obtain all of the Financing contemplated by the Financing Letters required to pay the Required Amounts at Closing. As soon as reasonably practicable, but in any event within two Business Days of the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence; provided that none of Parent or Merger Sub shall be required to disclose or provide any such information, the disclosure of which, in the judgement of Parent upon advice of outside counsel, is subject to attorney-client privilege; provided, that, subject to not violating attorney-client privilege, Parent or Merger Sub shall notify the Company of the withholding thereof and use reasonable best efforts to provide an alternative means of disclosing or providing such information. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any applicable market “flex” provisions) contemplated by the Debt Commitment Letter, Parent shall promptly notify the Company in writing and Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain, as promptly as practicable, in replacement thereof alternative financing from the same or alternative sources in an amount sufficient to fund the Required Amounts with terms and conditions (including market “flex” provisions) no less favorable to Parent and Merger Sub (or their respective Affiliates) than the terms and conditions set forth in the Debt Commitment Letter. Parent shall deliver to the Company true and complete copies of any such alternative debt commitment letters (including Redacted Fee Letters) pursuant to which the same or any such alternative source shall have committed to provide any portion of the Debt Financing. For purposes of this Agreement, references to (x) the “Financing” shall include the financing contemplated by the Financing Letters as permitted to be amended, modified, supplemented or replaced by this Section 6.15, (y) the “Debt Commitment Letter” shall include such documents as permitted to be amended, modified, supplemented or replaced by this Section 6.15 and (z) “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as permitted to be amended, modified, supplemented or replaced by this Section 6.15. Notwithstanding the foregoing, compliance by Parent and Merger Sub with this Section 6.15 shall not relieve Parent or Merger Sub of their obligations to consummate the transactions contemplated by this Agreement whether or not the Financing is available.

(c)    Prior to the Closing Date, the Company shall use its reasonable best efforts to provide, and to cause its Subsidiaries to use their reasonable best efforts to provide, to Parent and Merger Sub, in each case at Parent’s sole cost and expense, such cooperation as is customary and reasonably requested by Parent in connection with the arrangement of the Debt Financing, including using its reasonable best efforts to:

(i)    furnish Parent and Merger Sub (and Parent and Merger Sub may then furnish to applicable Financing Sources) (A) within 40 days after the end of any fiscal quarter that is not a fiscal year end, with the unaudited consolidated balance sheet of the Company as of the end of such quarter and the related unaudited consolidated statements of operations and cash flows and (B) within 60 days after the end of any fiscal year, with the audited consolidated balance sheet of the Company as of the end of such fiscal year and the related audited consolidated statements of operations and cash flows;

(ii)    as promptly as reasonably practicable, furnish Parent (and Parent may then furnish to applicable Financing Sources) with the Required Financial Information and supplement and/or periodically update the Required Financial Information to the extent that any Required Financial Information, to the Knowledge of the Company, contains any untrue statement of a material fact or omits to state any material fact necessary to make such information not misleading, as soon as practicable after obtaining Knowledge thereof or as otherwise may be necessary so that such Required Financial Information is (i) Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Financial Information”;

(iii)    assist in preparation for and participate in a reasonable number of investor and lender meetings (including a reasonable and limited number of one-on-one meetings and calls that are requested in advance with or by the Financing Sources, Parent and prospective lenders of, the Debt Financing), presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies in connection with the Debt Financing at reasonable times and locations mutually agreed, and assist Parent in obtaining ratings in connection with the Debt Financing;

(iv)    assist Parent with the preparation by Parent and the Financing Sources of materials for rating agency presentations, bank information memoranda, lender presentations, and similar marketing documents required in connection with the Debt Financing, including the execution and delivery of Authorization Letters;

(v)    request its independent auditors to, to the extent consistent with customary practice, (A) provide reasonable assistance to Parent in connection with Parent’s preparation of pro forma financial statements and information, (B) attend accounting due diligence sessions and provide other reasonable assistance and cooperation to Parent and (C) provide consents customary for financings similar to the Debt Financing;

(vi)    cooperate reasonably with the Financing Sources’ due diligence, to the extent reasonably requested;

(vii)    assist Parent in connection with Parent’s preparation of pro forma financial information and pro forma financial statements of the Company and its Subsidiaries of the type necessary or reasonably requested by the Financing Sources to be included in any customary marketing materials; provided, that neither the Company nor any of its Subsidiaries or Representatives shall be required to provide any information or assistance relating to (A) the proposed debt and equity capitalization that is required for such pro forma financial information or assumed interest rates, dividends (if any) and fees and expenses relating to such debt and equity capitalization or (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing;

(viii)    execute and deliver as of (but, except as provided in clause (ix) below, not prior to) the Closing any pledge and security documents, related currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company with respect to solvency matters in the form set forth as an exhibit to the Debt Commitment Letter (as in effect as of the date of this Agreement)) and otherwise reasonably facilitate the pledging of collateral (including possessory collateral) as of (but not prior to) the Closing; provided, that, except for Authorization Letters, (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (C) no liability shall be imposed on the Company or any of its Subsidiaries or any of their respective officers or employees involved prior to the Closing Date with respect to such matters;

(ix)    provide (A) all documentation and other information about the Company and its Subsidiaries as is reasonably required under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act and other applicable anti-money laundering rules, regulations and applicable laws and legislations in non-U.S. jurisdictions, and (B) to the extent required by applicable law, beneficial ownership certifications required pursuant to 31 C.F.R. § 1010.230 (provided, in the case of this clause (B), that none of the Company or its Subsidiaries shall be responsible for including in any such certification information relating to the post-closing ownership of the Company or its Subsidiaries), in each case of this clause (ix), at least five (5) Business Days prior to the Closing Date to the extent requested in writing at least ten (10) Business Days prior to the Closing Date;

(x)    taking all reasonable actions necessary to (A) permit the Financing Sources to evaluate the Company’s and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing and to assist with other collateral audits and due diligence examinations, (B) establish bank and other accounts and blocked account agreements and lock box arrangements to the extent necessary in connection with the Debt Financing; provided, that the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (C) facilitate the pledging or transfer of accounts receivable and other assets in local jurisdictions and taking such actions required under local law or otherwise to facilitate the foregoing, including the providing of notices to third parties and scheduling of information in connection therewith; provided, that the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing. In addition, the Company hereby agrees to permit the Financing Sources, as promptly as possible after the date of this Agreement, to continue to conduct customary collateral audits, site visits and field exams and similar activities in connection with the financing contemplated by the Debt Commitment Letter, and the Company shall use commercially reasonable efforts to assist the Financing Sources upon their reasonable request in connection with such efforts, including with respect to diligence requests related thereto; and

(xi)    upon reasonable request of Parent, assisting Parent and its applicable Subsidiaries party to the Debt Commitment Letters to obtain customary and reasonable landlord waivers, consents, estoppels, non-disturbance agreements, environmental assessments, surveys and title insurance.

provided that:

(A)    in no event shall the Company or any of its Subsidiaries be required to provide any such cooperation to the extent it interferes unreasonably with the ongoing business or operations of the Company and its Subsidiaries;

(B)    no obligation of the Company or any of its Subsidiaries or any of their respective Representatives undertaken pursuant to the Debt Financing or the cooperation contemplated by this Section 6.15 shall be effective until the Effective Time;

(C)    in no event shall the Company or any of its Subsidiaries be required to bear any cost or expense, pay any commitment or other fee, enter into any definitive agreement, certificate or document (except for Authorization Letters), incur any other liability or obligation, make any other payment or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time, in each case that would not be reimbursed or indemnified in full by Parent or Merger Sub;

(D)    nothing in this Section 6.15 shall require any action that would conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents or any Laws or result in, prior to the Effective Time, the contravention of, or that would reasonably be expected to result in, prior to the Effective Time, a violation or breach of, or default under, any material Contract to which the Company or its Subsidiaries is a party and is not entered into in contemplation hereof;

(E)    neither the Company or its Subsidiaries nor any Persons who are directors, officers or employees of the Company or its Subsidiaries shall be required to (x) pass resolutions or consents (except those which are subject to the occurrence of the Closing passed by directors or officers continuing in their positions following the Closing) or (y) execute any document (except for Authorization Letters, or as provided in clause (c)(ix) above) or Contract or incur any liability that is effective prior to the occurrence of the Closing, in each case in connection the Debt Financing or the cooperation contemplated by this Section 6.15;

(F)    [reserved];

(G)    none of the Company or its Subsidiaries or any of their respective Representatives shall be required to prepare or deliver any Excluded Information;

(H)    none of the Company or its Subsidiaries or any of their respective Representatives shall be required to deliver any legal opinion in connection with the Debt Financing (other than in connection with the transactions described in Section 6.17 and customary opinions of local counsel) ;

(I)    none of the Company or its Subsidiaries or any of their respective Representatives shall be required to take any action that would cause the Company or any of its Subsidiaries to breach any representation, warranty, covenant or agreement in this Agreement;

(J)    none of the Company or its Subsidiaries or any of their respective Representatives shall be required to take any action that could cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur personal liability (other than arising under applicable Law in connection with resolutions or consents by officers or directors which are subject to the occurrence of the Closing and passed by directors or officers continuing in their positions following the Closing); and

(K)    nothing contained in this Section 6.15 or otherwise shall require the Company or any of its Subsidiaries to be an issuer or obligor with respect to the Debt Financing prior to the Closing,

(x)     Parent (x) shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including (A) reasonable attorneys’ fees and (B) fees and expenses of the Company’s accounting firms engaged to assist in connection with the Financing, including performing additional requested procedures, reviewing any marketing documents, participating in any meetings and providing any comfort letters) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the Financing, including the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 6.15(c) and (y) shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, judgments, penalties, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing (including the performance of their respective obligations under this Section 6.15 (including any action taken in accordance with this Section 6.15)) and any information used in connection therewith (other than information provided in writing by the Company or its Subsidiaries specifically for use in connection therewith), in each case other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, fraud, gross negligence or willful misconduct of the Company or any of its Subsidiaries or their representatives.

(d)    For the avoidance of doubt, Parent and its applicable Subsidiaries party to the Debt Commitment Letters may, to most effectively access the financing markets, request the cooperation of the Company and its Subsidiaries under this Section 6.15 at any time, and from time to time and on multiple occasions, between the date of this Agreement and the Closing; provided that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets and once the Marketing Period has elapsed, no additional Marketing Period shall apply to any attempts to access the markets thereafter. The Company agrees to (i) file all reports on Form 10-K and Form 10-Q and, to the extent required to include financial information pursuant to Item 9.01 thereof, Form 8-K, and (ii) use reasonable best efforts to file all other Forms 8-K, in each case, required to be filed with the SEC pursuant to the Exchange Act prior to the Closing Date in accordance with the time periods required by the Exchange Act. In addition, if, in connection with a marketing effort contemplated by the Debt Commitment Letter, Parent reasonably requests the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material nonpublic information with respect to the Company and the Company Subsidiaries, which Parent reasonably determines (and the Company does not unreasonably object) to include in a customary offering document for the Debt Financing, then, unless the Company reasonably objects, the Company shall file such Current Report on Form 8-K.

(e)    The Company hereby consents to the use of its logos solely in connection with the Financing; provided that Parent and Merger Sub shall ensure that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company’s reputation or goodwill.

(f)    Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to their obligations to consummate the Transactions.

6.16    Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time, effective upon the Effective Time.

6.17    Treatment of Existing Notes.

(a)    Parent and Merger Sub will be permitted to commence and conduct one or more offers to purchase, including any “Change of Control Offer” (as such term is defined in the applicable Global Security governing each series of Notes),any tender offer or any exchange offer, and to conduct any consent solicitation (each such offer to purchase or consent solicitation, a “Debt Offer” and collectively, the “Debt Offers”), with respect to any or all of the outstanding aggregate principal amount of the Company’s (i) 3.700% Senior Notes due 2022 (the “Existing 3.700% Notes”) and (ii) 4.950% Senior Notes due 2027 (the “Existing 4.950% Notes” and, together with the Existing 3.700% Notes, the “Notes”) identified by Parent to the Company in writing prior to, on, or after the date hereof on terms that are acceptable to Parent. Parent shall not be permitted to commence any applicable Debt Offer until Parent shall have provided the Company with the necessary offer to purchase, letter of transmittal and other related documents in connection with each Debt Offer (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of Parent or Merger Sub commencing the applicable Debt Offer to allow the Company and its counsel to review and comment on the related Debt Offer Documents. Parent will reasonably consult with the Company regarding the timing and commencement of any Debt Offer and any relevant tender or consent deadlines. The closing (or, in the case of consent solicitations, effectiveness) of the Debt Offers shall be conditioned on the occurrence of the Closing, and the parties shall use their reasonable best efforts to cause the Debt Offers to close on the Closing Date; provided, that the consummation of a Debt Offer with respect to any series of Notes shall not be a condition to Closing. The Debt Offers shall be conducted in compliance with any applicable provisions of the Existing Indenture and the applicable Global Security governing the applicable series of Notes and with applicable Law, including applicable SEC rules and regulations, and the Company shall not be required to cooperate with respect to any Debt Offer that is not in compliance with the Existing Indenture and the applicable Global Security governing each series of Notes and applicable Law. Parent hereby covenants and agrees to provide (or to cause to be provided) immediately available funds for the full payment at the Effective Time of all Notes properly tendered and not withdrawn and any related consent payments to the extent required pursuant to the terms of any applicable Debt Offer. The Company shall, and shall cause its Subsidiaries and their respective representatives to, in each case, use their reasonable best efforts, at Parent’s sole expense as contemplated by clause (d) below, to provide all cooperation reasonably requested by Parent in connection with any Debt Offer. To the extent that the provisions of any applicable Law conflict with this Section 6.17, Parent and the Company shall comply with the applicable Law and shall not be deemed to have breached their obligations under this Agreement by such compliance.

(b)    Subject to the receipt of any requisite consents, the Company shall execute one or more supplemental indentures to each of (i) that certain Indenture, dated as of January 17, 2017, among the Company and MUFG Bank, N.A., as trustee (as in effect on the date hereof, the “Existing Indenture”), (ii) that certain Global Security issued in connection with the Existing 3.700% Notes with CUSIP # 878237 AG1 (the “3.700% Global Security”) and (iii) that certain Global Security issued in connection with the Existing 4.950% Notes with CUSIP # 878237 AH9 (the “4.950% Global Security”, together with the 3.700% Global Security, each a “Global Security”), governing each series of Notes identified by Parent to the Company in writing prior to, on, or after the date hereof in accordance with the Existing Indenture, amending the terms and provisions of each series of Notes or any other documents governing each series of Notes as described in the applicable Debt Offer Documents as reasonably requested by Parent, which supplemental indentures shall become operative no earlier than immediately prior to the Effective Time, and shall use reasonable best efforts to cause the trustee under the Existing Indenture to enter into such supplemental indentures; provided, that in no event shall the Company or any Company Representatives have any obligation to authorize, adopt or execute any amendments or other agreement that would become operative prior to the Effective Time. The Company shall, and shall cause the its Subsidiaries and their respective Representatives to, in each case, use their reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the execution of the supplemental indentures. If reasonably requested by Parent, the Company shall use its reasonable best efforts to cause its legal counsel to provide all customary legal opinions required in connection with the transactions contemplated by this Section 6.17 to the extent such legal opinion is required to be delivered prior to the Closing Date. Notwithstanding the foregoing, in no event shall the Company or its legal counsel be required to give an opinion as to compliance of a Debt Offer with an applicable Law or, if applicable, the provisions of the Existing Indenture, if in the reasonable opinion of the Company’s legal counsel, the Debt Offer does not comply with such applicable Law or the provisions of the Existing Indenture, as the case may be, or to give an opinion with respect to financing by the Parent.

(c)    If requested by Parent in writing, in lieu of or in addition to Parent commencing or closing a Debt Offer for any series of Notes, the Company shall use its reasonable best efforts, to the extent permitted by such series of Notes and the Existing Indenture, to (A) issue a notice of redemption for all of the outstanding aggregate principal amount of such series of Notes, pursuant to the redemption provisions of the Existing Indenture, which notice of redemption shall either be issued substantially simultaneously with the Effective Time or be expressly conditioned on the occurrence of the Closing and (B) take any other actions prior to, at or after the Effective Time reasonably requested by Parent to facilitate the redemption and satisfaction and discharge of such series of Notes pursuant to the redemption and satisfaction and discharge provisions of the Existing Indenture and the other provisions of the Indenture applicable thereto; provided, that prior to the Company being required under clause (A) above to issue any notice of redemption to be issued substantially simultaneously with the Effective Time, Parent shall have, or shall have caused to be, deposited with the trustee under the Existing Indenture sufficient funds to effect such redemption and satisfaction and discharge. If a conditional notice of redemption is given, Parent shall ensure that at the Effective Time, so long as the applicable conditions of such redemption are satisfied, the Company has all funds necessary in connection with any such redemption and satisfaction and discharge. The redemption and satisfaction and discharge of any series of Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of such series of Notes. The Company shall, and shall cause its Subsidiaries and their respective Representatives to, in each case, use their reasonable best efforts, at Parent’s sole expense as contemplated by clause (d) below, to provide all cooperation reasonably requested by Parent in connection with the Discharge of any series of Notes identified to the Company by Parent in writing at any time.

(d)    Parent shall promptly, upon request by the Company, reimburse the Company for (A) all reasonable and documented out-of-pocket costs and expenses (including reasonable outside attorneys’ fees and expenses) incurred by the Company, its Subsidiaries or their respective Representatives in connection with the Debt Offers or Discharge in respect of any series of Notes and (B) any out-of-pocket costs incurred by the Company, its Subsidiaries or their respective Representatives to the trustee or its counsel pursuant to the Existing Indenture in connection with the Debt Offers or Discharge in respect of any series of Notes. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any action taken by them in connection with this Section 6.17 except to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct or material breach of this Section 6.17 by the Company, its Subsidiaries or their respective Representatives.

ARTICLE VII

CONDITIONS PRECEDENT TO THE MERGER

7.1    Conditions to Each Party’s Obligations. The obligations of the Company, Parent and Merger Sub to complete the Closing and effect the Merger under Article III of this Agreement are subject to the satisfaction of the following conditions precedent on or before the Effective Time:

(a)    No Prohibition. No Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect or (ii) issued or granted any Order or injunction (whether temporary, preliminary or permanent) that is in effect, in each case which has the effect of restraining, enjoining or prohibiting the consummation of the Merger.

(b)    Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(c)    Antitrust. Any applicable waiting period under the HSR Act, and any other applicable Competition Laws set forth in Section 7.1(c) of the Company Disclosure Letter, shall have expired or been terminated and all required consents pursuant thereto shall have been obtained.

(d)    FIRB Approval. The Treasurer of the Commonwealth of Australia (or his or her delegate) (i) shall have provided written notice that there are no objections under the FATA to the acquisition contemplated by this Agreement, either on an unconditional basis or subject only to conditions acceptable to Parent, acting reasonably; or (ii) is not empowered or shall have become precluded by passage of time from making any order or decision under the FATA in respect of the acquisition contemplated by this Agreement; whichever first occurs first. For the purposes of the FATA, Sections 2.1, 2.2, 2.3, and 3.2 of this Agreement will not bind the parties and the Closing will not proceed unless and until this condition is satisfied and notwithstanding anything else in this Agreement, this condition precedent may not be waived.

7.2    Conditions to Obligations of Parent and Merger Sub. (a) The obligations of Parent and Merger Sub to complete the Closing and effect the Merger under Article III of this Agreement are further subject to the satisfaction (or waiver in writing by Parent and Merger Sub) of the following conditions precedent on or before the Effective Time:

(i)    The representations and warranties of the Company set forth in Sections 4.1(c)(i)-(iii) and Section 4.1(e), shall be true and correct (except for any de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

(ii)    The representations and warranties of the Company set forth in Sections 4.1(a), 4.1(c)(iv), 4.2, 4.3(iii), the third sentence of Section 4.1(d) and Section 4.18 shall be true and correct as of the date of this Agreement, and as of the Closing Date as though made as of the Closing Date (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) in all material respects;

(iii)    the representations and warranties of the Company set forth in the first two sentences of Section 4.1(b) and the second sentence of Section 4.16 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date; and

(iv)    other than the representations and warranties listed in the immediately preceding clauses (i), (ii) and (iii), each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (without giving effect to any materiality, Company Material Adverse Effect or like qualifications therein) as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, in each case, for such failures to be true and correct as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(b)    The Company shall have duly performed and complied with, in all material respects, the covenants, obligations and agreements contained in this Agreement to be performed and complied with by it at or prior to the Closing.

(c)    No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(d)    Parent and Merger Sub shall have received a certificate executed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth in clauses (a), (b) and (c) of this Section 7.2 have been duly satisfied.

7.3    Conditions to Obligations of the Company. The obligation of Company to complete the Closing and effect the Merger are further subject to the satisfaction (or waiver in writing by the Company) of the following conditions precedent on or before the Effective Time:

(a)    The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (without giving effect to any materiality, Parent Material Adverse Effect or like qualifications therein) as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, in each case, for such failures to be true and correct as would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

(b)    Parent and Merger Sub shall have duly performed and complied with, in all material respects, the respective covenants, obligations and agreements contained in this Agreement to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c)     The Company shall have received a certificate executed on behalf of Parent by an officer of Parent confirming that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been duly satisfied.

ARTICLE VIII

TERMINATION

8.1    Termination. This Agreement may be terminated at any time on or prior to the Closing Date:

(a)    With the mutual written consent of each of the Company and Parent at any time prior to the Effective Time;

(b)    By written notice of either the Company or Parent, if the Closing shall not have occurred on or before 11:59 p.m. Eastern Time on August 12, 2020 (such date, the “Termination Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any party that has breached in any material respect any provision of this Agreement in any manner that shall have been the primary cause of the failure of the Closing to occur on or before the Termination Date (it being understood that Parent’s and Merger Sub’s failure to close solely as a result of the unavailability of the Debt Financing (or any alternative financing contemplated by Section 6.15) to be funded at the Closing which failure shall not have resulted from a breach by Parent or Merger Sub of this Agreement shall not limit Parent’s termination right pursuant to this Section 8.1(b)); provided, further, that in the event the Marketing Period has commenced but not yet been completed at the time of the Termination Date, the Termination Date may be extended by either Parent or the Company until four (4) Business Days after the final date of the Marketing Period;

(c)    By written notice of either the Company or Parent, if (i) any permanent injunction or other judgment or Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Transactions and has become final and non-appealable; or (ii) any statute, rule or regulation will have been enacted, entered, enforced or deemed applicable to the Transactions that prohibits, makes illegal or enjoins the consummation of the Transactions, except that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any party that has breached in any material respect any provision of this Agreement in any manner that was the primary cause of the issuance of such Order;

(d)    By written notice of the Company:

(i)    prior to the Closing, if Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise, to the failure of a condition set forth in Sections 7.1 or 7.3 to be satisfied and (B) is incapable of being cured or, if curable, has not been cured, by Parent or Merger Sub prior to the earlier of the (x) the Termination Date and (y) twentieth (20th) Business Day after its receipt of written notice thereof from the Company; provided that the Company shall not have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement so as to cause the closing conditions in Sections 7.1 and 7.2 not to be satisfied;

(ii)    prior to obtaining the Company Stockholder Approval, in accordance with Section 6.4(e) in order to enter into a Company Acquisition Agreement to effect a Company Superior Proposal (with such Company Acquisition Agreement being entered into substantially concurrently with the termination of this Agreement); provided that concurrently with such termination, the Company pays the Company Termination Fee pursuant to Section 8.3(b);

(iii)    if (A) the Marketing Period has ended, (B) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied or waived at the Closing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being able to be satisfied at the time of termination) and continue to be satisfied or waived during the three (3) Business Day period described below, (C) Merger Sub shall have failed to consummate the Merger within three (3) Business Days following the later of the date on which the Closing should have occurred pursuant to Section 2.2 and the receipt of notice contemplated under the following sub-clause (D) and (D) the Company has irrevocably confirmed to Parent in writing at least three (3) Business Days prior to such termination that all of the conditions set forth in Section 7.3 have been and continue to be satisfied or irrevocably waived and it stands ready, willing and able to consummate the Transactions during such three (3) Business Day period; or

(e)    By written notice of Parent:

(i)    prior to the Closing, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 7.1 or 7.2 to be satisfied, and (B) is incapable of being cured or, if curable, has not been cured, by the Company prior to the earlier of the (x) the Termination Date and (y) twentieth (20th) Business Day after its receipt of written notice thereof from Parent; provided that Parent or Merger Sub shall not have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement so as to cause the closing conditions in Sections 7.1 and 7.3 not to be satisfied;

(ii)    prior to obtaining the Company Stockholder Approval, if (A) a Change of Recommendation shall have occurred or (B) the Company shall have Willfully Breached its covenants set forth in Section 6.4(b); or

(f)    By written notice of either the Company or Parent, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor (including any adjournments or postponements thereof permitted by this Agreement), in each case, at which a vote on the adoption of this Agreement was taken.

8.2    Expenses; Transfer Taxes.

(a)    Except as otherwise specifically provided herein, each party hereto shall bear its own expenses in connection with this Agreement and the Transactions.

(b)    Except as otherwise provided in Section 3.2(b), all transfer, documentary, sales, use, stamp, registration and other such Taxes imposed with respect to the transfer of shares of Common Stock pursuant to the Transactions shall be borne by Parent, the Company, Merger Sub or the Surviving Corporation and expressly shall not be a liability of holders of Common Stock.

8.3    Effect of Termination.

(a)    In the event of termination of this Agreement by either the Company or Parent pursuant to Section 8.1, this Agreement will forthwith become void and have no further force or effect,

without any liability or further obligation on the part of Parent, Merger Sub, the Company or any of their respective Subsidiaries, except as provided in this Section 8.3, Section 6.1(c), Section 6.8, Section 6.15(c)(x), Section 8.2, and Article IX, which will survive any termination hereof, and provided that, subject to this Section 8.3, none of Parent, Merger Sub or the Company shall be relieved or released from any liabilities or damages arising out of its Fraud or Willful Breach.

(b)    In the event that:

(i)    this Agreement is terminated (x) by the Company pursuant to Section 8.1(d)(ii) or (y) by Parent pursuant to Section 8.1(e)(ii), then the Company shall pay the Company Termination Fee to Parent (or its designee), concurrently with or prior to the time of termination and as a condition to such termination in the case of termination by the Company, or as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination) in the case of a termination by Parent, in each case, payable by wire transfer of immediately available funds; or

(ii)    (A) this Agreement is terminated by (x) either Parent or the Company pursuant to Section 8.1(b) (provided that at the time of termination the Company shall not have been entitled to terminate this Agreement pursuant to Section 8.1(d)(iii)) or Section 8.1(f), or (y) by Parent pursuant to Section 8.1(e)(i); (B) a bona fide Company Takeover Proposal shall have been publicly made, proposed or communicated (or shall have otherwise become publicly known) after the date of this Agreement and not withdrawn prior to obtaining the Company Stockholder Approval at the Company Stockholders Meeting (or, if earlier, prior to the time of termination of this Agreement); and (C) at any time on or prior to the twelve (12)-month anniversary of such termination, the Company or any of its Subsidiaries completes or enters into a definitive agreement with respect to, and thereafter completes, a Company Takeover Proposal, then, in any such event, the Company shall pay to Parent (or its designee) the Company Termination Fee, such payment to be made promptly, and in any event within two (2) Business Days of the foregoing events in clause (C), payable by wire transfer of immediately available funds to an account designated by Parent; provided that, for purposes of this Section 8.3(b)(ii), all references in the definition of Company Takeover Proposal to twenty percent (20%) or eighty percent (80%) shall be deemed references to fifty percent (50%).

(c)    The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(d)    In the event that (i) the Company shall terminate this Agreement pursuant to Section 8.1(d)(i) with respect to a breach or failure to perform that is the primary reason for the failure of the Closing to be consummated or pursuant to Section 8.1(d)(iii), or (ii) Parent shall terminate this Agreement pursuant to Section 8.1(b) and at such time the Company is entitled to validly terminate this Agreement pursuant to Section 8.1(d)(i) or Section 8.1(d)(iii), then in each such case Parent shall pay to the Company a termination fee in an amount equal to $283,260,000 (the “Parent Termination Fee”) by wire transfer of same-day funds as promptly as reasonably practicable (and, in any event, within two (2) Business Days) following such termination. The parties hereto acknowledge and hereby agree that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(e)    Each of the parties hereto acknowledges that neither the Company Termination Fee nor the Parent Termination Fee is intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such Company Termination Fee or the Parent Termination Fee is paid, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(f)    Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, the parties hereto would not enter into this Agreement. Accordingly, if a party hereto fails to promptly pay any amount due pursuant to this Section 8.3, and the other party commences a suit that results in a final and non-appealable judgment against the failing party for the amounts set forth in this Section 8.3 or a portion thereof, the failing party shall pay to the other party all reasonable and documented out-of-pocket fees, costs and expenses of enforcement (including reasonable and documented attorney’s fees as well as expenses incurred in connection with any such action), together with interest on such amount or such portion thereof at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made (together, the “Termination Expenses and Interest”); provided that in no event shall any party be required to pay Termination Expenses and Interest in the aggregate amount exceeding $3,500,000.

(g)    Notwithstanding anything to the contrary in this Agreement, but subject to the proviso in Section 9.6, in any circumstance in which this Agreement is terminated and Parent has the right to receive payment of the Company Termination Fee pursuant to this Section 8.3, the payment of the Company Termination Fee and, if applicable, the Termination Expenses and Interest, shall be the sole and exclusive monetary remedy of Parent Related Parties against the Company and any of its Non-Party Affiliates (together, the “Company Related Parties”) for any loss or damage suffered as a result of the failure of the Transactions or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (except that the Company remains obligated to pay to Parent and Merger Sub any amount due and payable pursuant to Section 8.3(f)), whether in equity or at law, in contract, in tort or otherwise, except that nothing shall relieve the Company of its obligations under Section 6.8. For the avoidance of doubt, nothing in this Section 8.3(g) shall limit, abridge or otherwise modify any Liabilities of the Company pertaining to Fraud or a Willful Breach.

(h)    Notwithstanding anything to the contrary in this Agreement, if Parent or Merger Sub breaches this Agreement (whether willfully (including a Willful Breach), intentionally, unintentionally or otherwise) or fails to perform hereunder (whether willfully (including a Willful Breach), intentionally, unintentionally or otherwise) and the Parent Termination Fee is payable pursuant to Section 8.3(d), then, except for the right to seek specific performance in accordance with and subject to the terms and conditions of Section 9.6, the sole and exclusive remedies (whether at Law, in equity, in contract, in tort or otherwise) against Parent, Merger Sub, or any of their Non-Party Affiliates (each a “Parent Related Party”) for any breach (whether willfully (including a Willful Breach), intentionally, unintentionally or otherwise), loss, damage or failure to perform under (whether willfully (including a Willful Breach), intentionally, unintentionally or otherwise), this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith shall be for the Company to terminate this Agreement pursuant to Section 8.1(d)(i) or Section 8.1(d)(iii) and receive payment of the Parent Termination Fee pursuant to and solely to the extent required by Section 8.3(d), and, if applicable, the Termination

Expenses and Interest, and upon payment of such amounts, (a) none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (whether in equity or at law, in contract, in tort or otherwise, and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party or another Person or otherwise) and (b) no Company Related Party shall be entitled to bring, and in no event support, facilitate or encourage, the bringing of any Litigation (under any legal theory, whether sounding in law or in equity (in each case whether for breach of contract, in tort or otherwise)) against a Parent Related Party with respect to, arising out of, or in connection with, the failure of the Closing to occur or for a breach or failure to perform hereunder, under the Financing Letters or otherwise (in any case, whether willfully, intentionally, unintentionally or otherwise), and the Company shall cause any such Litigation pending as of any termination of this Agreement to be dismissed with prejudice as promptly as practicable after such termination. Notwithstanding anything to the contrary in this Agreement (including this Section 8.3(h)), if the Parent Termination Fee and, if applicable, the Termination Expenses and Interest are paid to the Company, under no circumstances will any Company Related Party, or the Company Related Parties in the aggregate, be entitled to monetary damages or monetary remedies for any claims, damages or other losses suffered as a result of the failure of the transactions contemplated by this Agreement or in the Financing Letters to be consummated or for a breach or failure to perform hereunder or thereunder or for any representation made or alleged to have been made in connection herewith or therewith, in excess of the amount of the Parent Termination Fee and, if applicable, the Termination Expenses and Interest. Under no circumstances shall the collective monetary damages payable by Parent and the other Parent Related Parties (including the Guarantors) under this Agreement, the Equity Commitment Letter and the Limited Guarantee for non-compliance with or breaches (in each case, whether knowingly, willfully, intentionally or unintentionally or otherwise, and including any fraud) under this Agreement, the Equity Commitment Letter and the Limited Guarantee exceed an aggregate amount equal to the Parent Termination Fee plus the maximum amount of the Termination Expenses and Interest payable in accordance with Section 8.3(f). For the avoidance of doubt, nothing in this Section 8.3(h) shall limit, abridge or otherwise modify (A) any remedies of the Company pursuant to Section 9.6, but subject to the terms therein and (B) any remedies available to the Company under the Confidentiality Agreement.

ARTICLE IX

MISCELLANEOUS

9.1    Nonsurvival of Representations and Warranties. None of the representations and warranties and, subject to the following sentence, covenants and agreements, in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

9.2    Amendment; Waiver. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub. After the Effective Time, this Agreement may not be amended. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. To the extent any amendment or waiver of Section 8.3, this Section 9.2, the proviso in Section 9.7(a), Section 9.7(c), Section 9.8, Section 9.12 and Section 9.13 (and any other provision of this Agreement to the extent an amendment or waiver of such provision would modify the substance of any of the foregoing provisions) is sought that is materially adverse to the rights of the Financing Sources in their capacities as such, the prior written consent of such materially adversely affected Financing Sources shall be required before such amendment or waiver is rendered effective. To the extent any amendment or waiver of Section 8.3(h), Section 9.12 and Section 9.13 is sought that is materially adverse to the rights of any the Non-Party Affiliate, the prior written consent of such materially adversely affected Non-Party Affiliate shall be required before such amendment or waiver is rendered effective.

9.3    Notices. Any notice, request, instruction or other document or other communication to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given (i) when received if given in person or by courier or a courier service (providing proof of delivery), (ii) on the date of transmission if sent by email or facsimile by 9:00 p.m. New York City time on a Business Day or, otherwise, on the next succeeding Business Day, (iii) on the next Business Day if sent by an overnight delivery service marked for overnight delivery (providing proof of delivery), or (iv) five (5) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

(a)    If to the Company, addressed as follows:

Tech Data Corporation

5350 Tech Data Drive

Mail Stop A2-3

Clearwater, FL 33760

Attention: David Vetter, Executive Vice President, Chief Legal Officer

Email: david.vetter@techdata.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention:     David Leinwand

                     Glenn P. McGrory

Email:          dleinwand@cgsh.com

                     gmcgrory@cgsh.com

If to Parent or Merger Sub, or after the Closing, the Surviving Corporation, addressed as follows:

Tiger Midco, LLC

c/o Apollo Management IX, L.P.

9 West 57th Street

New York, New York 10019

Attention:     Matthew Nord

                     Robert Kalsow-Ramos

Email:           nord@apollo.com

                      rkalsow-ramos@apollo.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:    Andrew J. Nussbaum

                    DongJu Song

Email:         AJNussbaum@wlrk.com

                    DSong@wlrk.com

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

9.4    Counterparts. This Agreement may be executed in counterparts and such counterparts may be delivered in electronic format (including by .pdf and email). Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart and copies produced therefrom shall have the same effect as an original. To the extent applicable, the foregoing constitutes the election of the parties hereto to invoke any Law authorizing electronic signatures.

9.5    Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Sections of the Company Disclosure Letter and the Parent Disclosure Letter are for convenience only and shall not be deemed part of this Agreement, the Company Disclosure Letter or the Parent Disclosure Letter or be given any effect in interpreting this Agreement, the Company Disclosure Letter or the Parent Disclosure Letter. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Underscored references to Articles, Sections or Exhibits shall refer to those portions of this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term in this Agreement the singular. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic format) in a visible form. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The phrase “ordinary course of business” when used in this Agreement shall be deemed to be followed by the words “consistent with past practice”. References to documents or information “made available” or “provided” to Parent or similar terms shall mean documents or information (x) uploaded at least one day prior to the entry into and execution of this Agreement in the “Project Boca” dataroom hosted on Intralinks or (y) provided via email or fileshare site by Representative of the Company to Representatives of Parent at least one day prior to the entry into and execution of this Agreement. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any capitalized term used in any Exhibit, the Company Disclosure Letter or the Parent Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. Any reference to any Contract or other document means such Contract or document as from time to time amended, modified or supplemented (if permitted under this Agreement) and includes all exhibits, schedules or other attachments thereto. All references to dollars or to “$” shall be references to United States dollars.

9.6    Specific Performance. The parties hereto agree that irreparable damage for which monetary relief (including any fees, expenses or interest payable pursuant to Section 8.3), even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the Merger and effect the Closing. Subject to the following sentence, the parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.7(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 8.3 shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company nor Parent would have entered into this Agreement. Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund the Merger Consideration and Parent’s and Merger Sub’s obligations to effect the Closing (but not the right of the Company to seek such injunctions, specific performance or other equitable remedies for any other reason) shall be subject to the requirements that (i) all conditions in Sections 7.1 and 7.2 have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to such conditions being able to be satisfied at the Closing) and at the time the Company initially institutes such proceeding Parent and Merger Sub are required to consummate the transactions contemplated by the Merger Agreement pursuant to Section 2.2 of the Merger Agreement, (ii) the Debt Financing has been funded in accordance with the terms and conditions thereof or will be funded in accordance with the terms and conditions thereof at the Closing if the Equity Financing is funded at the Closing and (iii) the Company has irrevocably confirmed in writing that all of the conditions set forth in Section 7.3 have been and continue to be satisfied or waived and if the Equity Financing and Debt Financing are funded, then the Company stands ready, willing and able to consummate the Closing pursuant to the terms of this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law, other than an assertion that the exercise of specific performance was not effected in accordance with provisions of this Section 9.6. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.6 shall not be required to provide any bond or other security in connection with any such order or injunction breaches of this Agreement. Notwithstanding anything else to the contrary in this Agreement, for the avoidance of doubt, while the Company may concurrently seek (x) specific performance or other equitable relief, subject in all respects to this Section 9.6 and (y) payment of the Parent Termination Fee if, as and when required pursuant to this Agreement and subject to Section 8.3, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance to cause the Equity Financing to be funded at the Closing in accordance with the terms of this Section 9.6 (whether under this Agreement or the Equity Commitment Letter) or other equitable relief, on the one hand, and payment of the Parent Termination Fee and/or the Termination Expenses and Interest, if any, as and when due, pursuant to Section 8.3, on the other hand.

9.7    Governing Law; Jurisdiction.

(a)    This Agreement and all claims, controversies, disputes or proceedings in connection with the transactions contemplated by this Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware applicable to contracts executed in and to be performed entirely within that state, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles; provided, however, that the laws of the State of Florida shall govern any matters pertaining to the internal corporate governance of the Company, including, the interpretation of the Company Board’s fiduciary duties to the stockholders of the Company in connection with this Agreement and the Merger; provided, further, that notwithstanding the foregoing, except as otherwise set forth in the Debt Commitment Letter , all claims, controversies, disputes or proceedings and matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any of the Financing Sources in any way relating to the Debt Commitment Letter or the performance thereof or the Debt Financing, shall be exclusively governed by, and construed and interpreted in accordance with, the Laws of the state of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of Laws of any other jurisdiction.

(b)    All Litigation arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Litigation, any state or federal court within the State of Delaware, or, if other state and federal courts within the State of Delaware declines to accept jurisdiction over any Litigation, or refers any question to Florida courts, the U.S. District Court of the Southern District of Florida) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Litigation and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Litigation. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 9.3; provided, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law. The parties hereto agree that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(c)    Notwithstanding anything in this Agreement to the contrary, each of the other parties hereto agrees that (i) it will not bring or support any Litigation against the Financing Sources, in their capacities as such, in any way relating to this Agreement or the transactions contemplated herein, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than a court of competent jurisdiction located within the Borough of Manhattan in the City of New York, New York, and irrevocably submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, whether a state or Federal court and (ii) the provisions of Section 9.8 relating to the waiver of jury trial shall apply to any such Litigation.

9.8    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES OF FACT AND LAW, AND THEREFORE, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY OTHERWISE HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE NEGOTIATION, EXPLORATION, DUE DILIGENCE WITH RESPECT TO OR ENTERING INTO OF THIS AGREEMENT, THE MERGER, THE DEBT FINANCING OR THE TRANSACTIONS, INCLUDING IN ANY LITIGATION AGAINST ANY FINANCING SOURCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9    Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.10    Entire Understanding. This Agreement, together with the Exhibits, the Company Disclosure Letter, the Parent Disclosure Letter, the Equity Commitment Letter, the Limited Guarantee and the Confidentiality Agreement (the “Transaction Documents”) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any Person other than the parties hereto.

9.11    Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective heirs, successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by any of the parties without the prior written consent of the other parties; provided that Parent and Merger Sub may assign any of their rights and obligations under this Agreement (a) to another wholly owned direct or indirect Subsidiary of Parent or (b) to any Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral for purposes of the Debt Financing, in each case, without the prior written consent of the Company upon written notice to the Company, but no such assignment shall relieve Parent of its obligations under this Agreement. Any purported assignment in contravention of this Section 9.11 shall be null and void.

9.12    Third Party Beneficiaries. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for: (a) if the Effective Time occurs, the right of the Company’s stockholders to receive the Merger Consideration; (b) if the Effective Time occurs, the right of the holders of Company RSU Awards and Company PRSU Awards to receive such amounts as provided for in Section 3.1(c); (c) if the Effective Time occurs, the rights of the Covered Persons set forth in Section 6.9 of this Agreement; (d) the rights of the Company’s Subsidiaries and the respective Representatives of the Company and its Subsidiaries set forth in Section 6.15(c); (e) the Financing Sources shall be express third party beneficiaries of Section 8.3, Section 9.2, the proviso in Section 9.7(a), Section 9.7(c), Section 9.8, this Section 9.12 and Section 9.13, as each of such Sections shall expressly inure to the benefit of the Financing Sources; and (f) the rights of Non-Party Affiliates set forth in Section 9.13, which are intended for the benefit of the Persons and shall be enforceable by the Persons referred to in clauses (a) through (f) above.

9.13    Non-Recourse. All claims or causes of Litigation (whether in Contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, arise out of or relate to the Transaction Documents or the negotiation, execution, performance or non-performance of Transaction Documents (including any representation or warranty made in or in connection with this Agreement, any other Transaction Document or as an inducement to enter into this Agreement or such other Transaction Document) may be made by any party hereto only against the Persons that are expressly identified as parties hereto or thereto. In no event shall any named party to the Transaction Documents have any shared or vicarious liability for the actions or omissions of any other Person. No Person who is not a named party to the Transaction Documents (including the Financing Sources), including any director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of any named party to this Agreement that is not itself a named party to the Transaction Documents (including the Financing Sources) (“Non-Party Affiliates”), shall have any Liability (whether in Contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) to any party to this Agreement for any obligations or Liabilities arising under, in connection with or related to the Transaction Documents or for any claim based on, in respect of, or by reason of the Transaction Documents or their negotiation or execution; and each party hereto or thereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates (including the Financing Sources). The parties acknowledge and agree that the Non-Party Affiliates (including the Financing Sources) are intended third-party beneficiaries of this Section 9.13. Nothing herein shall modify, impact, limit or impair the rights of any party to the Debt Commitment Letter or any document as it relates to any claim or cause of Litigation (whether in Contract or in tort, in law or in equity) that may be based on or relate to the Debt Financing or the negotiation, execution, performance or non-performance of the Debt Commitment Letter or the Debt Financing. Notwithstanding anything to the contrary herein, none of any Parent Related Party, the Company, or any Non-Party Affiliate of the Company shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the other Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder (including the Debt Financing), or the termination or abandonment of any of the foregoing (provided, for the avoidance of doubt, that nothing in this sentence shall limit any Party’s right to receive a fee pursuant to Section 8.3 hereof).

9.14    Further Assurances. Upon the reasonable request of Parent or the Surviving Corporation, each party will, on and after the Closing Date, execute and deliver to the other parties such other documents, assignments and other instruments as may be reasonably required to effectuate the Merger and to effect and evidence the provisions of this Agreement and the Transactions.

9.15    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

9.16    Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the language shall be construed as mutually chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

COMPANY

TECH DATA CORPORATION

By:	/s/ Richard T. Hume
Name:	Richard T. Hume
Title:	Chief Executive Officer

PARENT

TIGER MIDCO, LLC

By:	/s/ Matthew H. Nord
Name:	Matthew H. Nord
Title:	President

MERGER SUB

TIGER MERGER SUB CO.

By:	/s/ Matthew H. Nord
Name:	Matthew H. Nord
Title:	President

Exhibit 99.1

News Release

Tech Data Enters Definitive Agreement to Be Acquired by Funds Managed by Affiliates of Apollo Global Management for $130 Per Share in Cash

CLEARWATER, Fla. — Nov. 13, 2019 — Tech Data (Nasdaq: TECD) today announced it has entered into a definitive agreement to be acquired by an affiliate of funds (the “Apollo Funds”) managed by affiliates of Apollo Global Management, Inc. (NYSE: APO), a leading global alternative investment manager (“Apollo”). Through the agreement, the affiliate of the Apollo Funds will acquire all of the outstanding shares of Tech Data common stock for $130 per share in a transaction with an enterprise value of approximately $5.4 billion.

The purchase price represents a 24.5 percent premium to the unaffected 30-day volume weighted average closing share price of Tech Data’s common stock ended Oct. 15, 2019, the last trading day prior to published market speculation regarding a potential transaction involving the company.

“Over our 45-year history, Tech Data has grown to become one of the largest and most respected technology distributors in the world. This agreement reflects the significant progress we have made in our strategy of delivering higher value and positions us for continued growth and success,” said Rich Hume, chief executive officer, Tech Data. “This investment by funds managed by one of the world’s leading global alternative investment managers will afford us additional resources to accelerate our ability to bring to market the technology products and solutions the world needs to connect, grow and advance. The transaction will enable us to build on our success, making Tech Data a growth platform and enabling us to further differentiate and expand our end-to-end solutions and provide our channel partners with unparalleled reach, efficiency and expertise.”

Charles E. (“Eddie”) Adair, lead independent director of the Tech Data Board of Directors said, “This agreement follows a process of consideration of Apollo’s proposal by the Board that included review and discussion of strategic alternatives with the Board’s financial and legal advisors. The transaction delivers significant cash value to our shareholders and creates exciting opportunities for our colleagues, channel partners and other key constituents.”

“Through this investment, we are committed to expanding Tech Data’s position as a trusted partner to the world’s leading technology vendors while providing best-in-class customer service,” said Matt Nord, Co-lead Partner of Apollo Private Equity. “As a private company with our sponsorship and a strong balance sheet, Tech Data will have significant financial and strategic flexibility to drive growth going forward.”

“We have tremendous respect for Tech Data’s talented management and colleagues around the globe and commend their success in establishing Tech Data as a leader at the center of the IT ecosystem,” said Robert Kalsow-Ramos of Apollo Private Equity. “We are excited to work with the Tech Data team and continuing to invest in the company’s people and end-to-end portfolio.”

The Tech Data Board of Directors has unanimously approved the transaction and recommends that Tech Data shareholders vote in favor of the transaction. The transaction is not subject to a financing condition and is expected to close in the first half of calendar year 2020, subject to the satisfaction of customary closing conditions including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, foreign regulatory approvals and approval by the holders of a majority of the outstanding Tech Data shares. Tech Data expects to hold a Special Meeting of Shareholders to consider and vote on the transaction agreement as soon as feasible after the mailing of the proxy statement to shareholders.

Consistent with the Board’s commitment to maximizing shareholder value, the terms of the agreement provide that Tech Data will be permitted to actively solicit alternative acquisition proposals from third parties during a “go-shop” period from the date of the agreement until Dec. 9, 2019. There is no guarantee that this process will result in a superior proposal.

Following the close of the transaction, Rich Hume will continue to lead Tech Data as chief executive officer, and the company will continue to be headquartered in Clearwater, Florida. Tech Data will become a privately held company, and Tech Data’s common shares will no longer be publicly listed.

Tech Data plans to release its third quarter fiscal year 2020 results before market open on Nov. 26, 2019. In light of the pending transaction announced today, the company will not hold a corresponding conference call.

Bank of America Securities is serving as financial advisor to Tech Data, and Cleary Gottlieb Steen & Hamilton LLP is acting as legal counsel.

Citi is serving as lead financial advisor to Apollo in connection with the transaction. J.P. Morgan and Wells Fargo are also serving as financial advisors to Apollo. Wachtell, Lipton, Rosen & Katz is acting as corporate counsel to Apollo, and Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as financing counsel to Apollo. Transaction financing is being provided by Citi, J.P. Morgan, Wells Fargo, Barclays and RBC Capital Markets.

About Tech Data

Tech Data connects the world with the power of technology. Our end-to-end portfolio of products, services and solutions, highly specialized skills, and expertise in next-generation technologies enable channel partners to bring to market the products and solutions the world needs to connect, grow and advance. Tech Data is ranked No. 88 on the Fortune 500® and has been named one of Fortune’s World’s Most Admired Companies for 10 straight years. To find out more, visit www.techdata.com or follow us on Twitter, LinkedIn, Facebook and Instagram.

About Apollo

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, San Diego, Houston, Bethesda, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong, Shanghai and Tokyo. Apollo had assets under management of approximately $323 billion as of September 30, 2019 in credit, private equity and real assets funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.apollo.com.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Such forward-looking statements are inherently uncertain, and shareholders and other potential investors must recognize that actual results may differ materially from Tech Data’s expectations as a result of a variety of factors. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which Tech Data is unable to predict or control, that may cause Tech Data’s actual results, performance, or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. Risks and uncertainties related to the proposed merger include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure of the parties to satisfy conditions to completion of the proposed merger, including the failure of Tech Data’s shareholders to approve the proposed merger or the failure of the parties to obtain required regulatory approvals; the risk that regulatory or other approvals are delayed or are subject to terms and conditions that are not anticipated; and the risks, uncertainties, and other factors detailed from time to time in Tech Data’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed or furnished with the Securities and Exchange Commission (the “SEC”).

Many of these factors are beyond Tech Data’s control. Tech Data cautions investors that any forward-looking statements made by Tech Data are not guarantees of future performance. Tech Data disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Additional Information and Where to Find It

Tech Data will file with the SEC and mail to its shareholders a proxy statement in connection with the proposed merger. Tech Data urges its shareholders to read the proxy statement when it becomes available because it will contain important information regarding the proposed merger. You may obtain a free copy of the proxy statement (when available) and other related documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. You also may obtain the proxy statement (when available) and other documents filed by Tech Data with the SEC relating to the proposed merger for free by accessing Tech Data’s website at www.techdata.com via the “SEC Filings” page, by clicking on the link for “About”, and then clicking on the link for “Investor Relations” and selecting “Financials”.

Participants in the Solicitation

Tech Data and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Tech Data’s shareholders in connection with the proposed merger. Information regarding the interests of these directors and executive officers in the proposed merger will be included in the proxy statement when it is filed with the SEC. You may find additional information about Tech Data’s directors and executive officers in Tech Data’s proxy statement for its 2019 Annual Meeting of Shareholders, which was filed with the SEC on April 25, 2019. You can obtain free copies of these documents from Tech Data using the contact information above.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contact Information:

Tech Data Investor Relations:

Arleen Quinones

Corporate Vice President, Investor Relations & Corporate Communications

+1 (727) 532.8866

arleen.quinones@techdata.com

Tech Data Media Relations

Bobby Eagle

Director, External Communications

+1 (727) 538.5864

bobby.eagle@techdata.com

Apollo Global Management:

For investors please contact:

Gary M. Stein

Head of Investor Relations

Apollo Global Management, Inc.

+1 (212) 822-0467

gstein@apollo.com

For media enquiries please contact:

Charles Zehren

Rubenstein Associates, Inc. for Apollo Global Management, Inc.

+1 (212) 843-8590

czehren@rubenstein.com